Exhibit 10.38

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

by and among

TG THERAPEUTICS, INC.,

TG CELL THERAPY, INC.

and

PRECISION BIOSCIENCES, INC.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of January 7, 2024 (the “Effective Date”), by and among Precision BioSciences, Inc., a corporation organized and existing under the laws of Delaware, having an address at 302 East Pettigrew St., Suite A-100, Durham, North Carolina 27701 (“Precision”), TG Cell Therapy, Inc., a corporation organized and existing under the laws of Delaware, with its principal business office located at 3020 Carrington Mill Blvd, Suite 475, Morrisville, North Carolina 27560 (“TGTX”), and, with respect to Sections 8.14 and 15.18 (including the other sections or subsections referred to therein or applicable thereto), TG Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, with its principal business office located at 3020 Carrington Mill Blvd, Suite 475, Morrisville, North Carolina 27560 (“TGTX Parent”). TGTX and Precision are each hereafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Precision is a Nasdaq-listed, genome-editing and cell therapy company, which leverages its proprietary ARCUS Technology (as defined below) that is based on I-CREI derived engineered meganucleases and cell therapy platform to develop, manufacture, and commercialize allogeneic CAR-T (as defined below) products and for in vivo gene editing for the treatment of genetic disease;

WHEREAS, TGTX and its Affiliates, including its parent, TGTX Parent, are engaged in the research, development, and commercialization of pharmaceutical products targeting B-cell diseases and conditions; and

WHEREAS, TGTX desires to obtain from Precision, and Precision desires to grant to TGTX, certain exclusive and non-exclusive license rights to develop, manufacture, and commercialize Precision’s current investigational cell therapy product, known as “azer-cel,” for treatment of autoimmune and other non-oncology diseases and conditions, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement and the Schedules and Exhibits hereto shall have the following meanings (or as defined elsewhere in this Agreement):

1.1          “Acquirer” has the meaning set forth in the definition of Change of Control.

1.2          “Active Ingredient” means, with respect to a Combination Product, an active therapeutic ingredient having a different therapeutic target or mode of action, or which is otherwise treated or designated by the applicable Regulatory Authority as a separate active ingredient, than the applicable Licensed Product.

1.3         “Affiliate” means, with respect to any Person, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, for so long as such control exists. As used in this Section 1.3, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the voting share capital or other equity interest in such entity. Notwithstanding anything to the contrary in this Agreement, Precision, on the one hand, and TGTX, on the other hand, shall not be considered Affiliates of each other.

1.4          “Agreement” has the meaning set forth in the Preamble.

1.5         “Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.

1.6          “ARCUS Nuclease” means any fully synthetic nuclease derived from a homing endonuclease and made using the ARCUS Technology.

1.7          “ARCUS Regulatory Matters” has the meaning set forth in Section 4.1.3.

1.8      “ARCUS Technology” means Precision’s proprietary genome editing platform known as ARCUS™, relating to the design, creation, selection, development, optimization and delivery of fully synthetic enzymes derived from homing endonucleases, including any modifications or improvements to the foregoing.

1.9          “Background IP” means TGTX Background IP or Precision Background IP, as applicable.

1.10        “Bayh-Dole Act” has the meaning set forth in Section 10.2.6.

1.11       “Biosimilar Product” means a product that is developed and commercialized by a Third Party, without any involvement (contractual or otherwise) of TGTX or its Affiliates, that the applicable Regulatory Authority has determined is a biosimilar to the Licensed Product, meaning it is highly similar to and has no clinically meaningful differences from the Licensed Product, that is approved by an abbreviated marketing authorization process that relies on the Marketing Authorization of the Licensed Product as the original or reference biological product as to which the determination of biosimilarity is made, and that is approved for use in the Licensed Field.

1.12        “BLA” means a Biologic License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation), as may be amended from time to time, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.13        “Business Day” means any day, other than any Saturday, Sunday, or any day that banks are authorized or required to be closed in Durham, North Carolina, or New York, New York.

1.14        “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

1.15        “Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

1.16        “CAR-T” means human T cells genetically engineered ex vivo with Chimeric Antigen Receptor(s).

1.17        “CD19” means B-lymphocyte antigen CD19.

1.18        “Cellectis Agreement” has the meaning set forth in Section 7.5.2.

1.19        “Cellectis Patents” has the meaning set forth in Section 7.5.2.

1.20        “Cellectis S.A.” has the meaning set forth in Section 7.5.2.

1.21        “Change of Control” means, with respect to a Person: (a) the acquisition by a person or group (each as used in this definition uncapitalized, such terms have the meanings specified in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Person (excluding, for clarity, an acquisition by a person or group where the equity holders of such acquired Person or its parent immediately prior to such transaction hold a majority of the outstanding voting equity securities of the surviving entity or the parent of the surviving entity immediately following such transaction); (b) a merger, reorganization or consolidation involving such Person as a result of which (1) a person or group acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation and (2) the voting securities of such Person outstanding immediately prior to such merger, reorganization or consolidation, or any securities into which such voting securities have been converted or exchanged, cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately following such merger, reorganization or consolidation; or (c) a sale, exclusive license or other transfer of all or a material part of the assets of such Person related to the transactions contemplated by this Agreement in one transaction or a series of related transactions to a person or group. The acquiring or combining person or group in any of (a), (b) or (c), and any of such person’s or group’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than such acquired Person and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer.”

1.22      “Chimeric Antigen Receptor” means a genetically engineered molecule that (a) when present on the surface of human T cells, enables the T cells to recognize and bind to specific antigens that are present on the surface of cells, and (b) comprises a single-chain antibody fragment (scFv), a transmembrane domain, and at least one intracellular signaling domain.

1.23        “Claim” has the meaning set forth in Section 11.1.1.

1.24       “Clinical Trial” means a clinical study conducted on certain numbers of human subjects (depending on the phase of the trial) that is designed to (a) establish that a product for the treatment of human diseases and conditions is reasonably safe for continued testing, (b) investigate the safety and efficacy of the product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the product in the dosage range to be prescribed, or (c) support Marketing Authorization or Pricing and Reimbursement Approval of such product or label expansion of such product.

1.25        “CMO” means contract manufacturing organization.

1.26        “Code” has the meaning set forth in Section 13.7.

1.27        “Combination Product” has the meaning set forth in the definition of Net Sales.

1.28        “Commercial Milestone Payment” has the meaning set forth in Section 8.4.

1.29       “Commercialization” means any and all activities directed to the commercial exploitation of a Licensed Product, including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Licensed Product; (b) conducting Clinical Trials after Marketing Authorization of a Licensed Product with respect to such Licensed Product; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking Regulatory Approvals (as applicable) for and registration of that Licensed Product; provided that seeking Marketing Authorization constitutes Development and not Commercialization. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.30        “Commercially Reasonable Efforts” means:

1.30.1    with respect to the obligations of a Party under this Agreement relating to Development activities, the level of efforts and expenditure of resources required to carry out such obligation in a sustained manner consistent with the efforts and resources such Party or its Affiliates typically devotes to a product of similar market potential, resulting from its own research efforts or development and commercialization collaborations for which it is responsible, at a similar stage in its development or product life, taking into account Relevant Factors;

1.30.2     with respect to the level of obligations of a Party under this Agreement relating to Commercialization activities, the level of efforts and expenditure of resources required to carry out such obligation in a sustained manner consistent with the efforts and resources of a typical Third Party biopharmaceutical company of similar size and with similar resources as such Party or its Affiliates typically devotes to a product of similar market potential, at a similar stage in its development or product life, taking into account Relevant Factors; or

1.30.3    with respect to the obligations of a Party under this Agreement relating to any other objective, reasonable, good-faith efforts, taking into account industry practices.

Provided that, if in consideration of the Relevant Factors (or, as it relates to Section 1.30.3, industry practices), Commercially Reasonable Efforts requires any act to be performed, with respect to such performance and for the period of time during which Commercially Reasonable Efforts dictates such performance, Commercially Reasonable Efforts requires that the applicable Party (a) promptly assign responsibility for obligations to specific employee(s) who are held accountable for progress and monitor such act on an on-going basis, (b) set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such act, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such act.

1.31        [***].

1.32        “Confidential Proprietary Information” has the meaning set forth in Section 12.1.1.

1.33       “Confidentiality Agreement” means that certain Confidentiality Agreement entered into between the Parties as of September 11, 2023.

1.34       “Control” or “Controlled” means, with respect to any Know-How, Patents, other intellectual property rights, Clinical Data and Documentation, or Regulatory Filings, that a Party has the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without violating any obligations of the granting Party owed to a Third Party or breaching the terms of any agreement with a Third Party.

1.35        “Cover” means, with respect to a claim of a Patent and given product or other subject matter, that such claim would be infringed, in the absence of a license, or ownership, by the Exploitation of such product or other subject matter (considering claims of patent applications to be issued as then pending).

1.36        “Currently Outstanding Precision Common Stock” refers to the number of shares of Precision Common Stock that are issued and outstanding as of the applicable date.

1.37       “Development” means all activities related to the development of products, including Licensed Products, for the treatment of human diseases and conditions. When used as a verb, “Develop” or “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.38        “Development Records” has the meaning set forth in Section 3.2.1.

1.39        “Disclosing Party” has the meaning set forth in Section 12.1.2.

1.40        “Dispute” has the meaning set forth in Section 14.2.

1.41      “Distributor” means, as applicable, with respect to a given Licensed Product, any Person appointed by (a) TGTX, (b) any of TGTX’s Affiliates or (c) any of their respective Sublicensees that is not an Affiliate of (a) or (b), to distribute, market and sell the Licensed Product in one or more countries in the Territory, in circumstances where the Person (x) purchases its requirements of the Licensed Product from TGTX for their respective Affiliates or its or their Sublicensees but (y) has no right to conduct any Development or Manufacturing (other than packaging) activities with respect to such Licensed Product.

1.42        “Dollar” means a U.S. dollar, and “$” is to be interpreted accordingly.

1.43        “Duke” has the meaning set forth in the definition of Duke Agreement.

1.44      “Duke Agreement” means the License Agreement entered into by Precision and Duke University (“Duke”) on April 17, 2006, as amended by the Amendment, dated May 31, 2007, and as further amended by the Letter Agreements, dated December 10, 2007, February 13, 2009, January 17, 2012, December 6, 2013, December 13, 2013, and February 4, 2014, and as further amended from time to time.

1.45      “Duke IP” means all Patents and Know-How licensed to Precision under the Duke Agreement that constitute Precision Background IP. The patent numbers and patent application numbers of the Patents that are included within the Duke IP as of the Effective Date are set forth in Schedule 1.45.

1.46        “Effective Date” has the meaning set forth in the Preamble.

1.47        “Equity Termination Event” has the meaning set forth in Section 8.2.5.

1.48        “E.U.” means, except as set forth in Section 8.5, the European Union as constituted on the Effective Date.

1.49        “Exchange Act” has the meaning set forth in Section 8.2.2(e).

1.50       “Exchange Cap” refers to the maximum number of Precision Shares that may be issued pursuant to this Agreement, it being acknowledged and agreed that in no event shall the Precision Shares that may be issued pursuant to the terms of this Agreement exceed either of the following: (a) 19.99% of the Currently Outstanding Precision Common Stock as of the Effective Date of this Agreement; or (b) with respect to a “change of control” (as defined by Nasdaq Listing Rule 5635), the number of shares of Precision Common Stock that would result in beneficial ownership of more than 19.99% of the Currently Outstanding Precision Common Stock following such issuance, in each case (i) subject to appropriate adjustments being made in respect of any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, reconstruction, consolidation, division, reclassification of such shares into a lesser or greater number of securities or other similar transaction that occurs after the Effective Date and (ii) in accordance with the rules and regulations of Nasdaq.

1.51      “Executive Officers” means (a) with respect to Precision, [***], and (b) with respect to TGTX, [***]; or the successor of such person in the foregoing (a) or (b) or any other person that such person in the foregoing (a) or (b) designates from time to time.

1.52        “Existing In-License Agreements” means the Duke Agreement and the Cellectis Agreement.

1.53        “Existing Patents” has the meaning set forth in Section 10.2.2.

1.54        “Existing Third Party Agreements” has the meaning set forth in Section 10.2.3.

1.55        “Exploit” means to Research, Develop, Manufacture, Commercialize and otherwise exploit. “Exploitation” has correlating meaning.

1.56        “Extraordinary Matter” has the meaning set forth in Section 8.2.7.

1.57        “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.58        “Final Precision Stock Issuance” has the meaning set forth in Section 8.2.1(d).

1.59        “Final Precision Stock Payment” has the meaning set forth in Section 8.2.1(d).

1.60      “First Commercial Sale” means, with respect to a Licensed Product, the first sale of such Licensed Product by the applicable Selling Party to a Third Party for end use or consumption of such Licensed Product in a given country in the Territory after Marketing Authorization required to market and sell the Licensed Product has been granted with respect to such Licensed Product by the applicable Regulatory Authority in such country in which such Licensed Product is sold.

1.61        [***].

1.62      “Good Clinical Practices” or “cGCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including, as applicable: (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory; (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto; (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as may be amended from time to time; and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time, and in each case ((a)-(d)), that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.63       “Good Laboratory Practices” or “GLPs” means all applicable Good Laboratory Practice standards, including, as applicable: (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.64        “Good Manufacturing Practices” or “cGMP” means all applicable current Good Manufacturing Practices including, as applicable: (a) the principles detailed in the US Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; (b) European Directive 2003/94/EC and Eudralex 4; (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6, TRS 957 Annex 2, and TRS 999 Annex 2; (d) ICH Q7 guidelines; and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.65        “Government Official” has the meaning set forth in Section 10.6.4.

1.66       “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.67        “Holding Period” has the meaning set forth in Section 8.2.6.

1.68        “ICD-11” means the 11th revision of the International Classification of Diseases of the World Health Organization or a successor thereto.

1.69        “ICH” has the meaning set forth in the definition of Good Clinical Practices.

1.70        “Imugene” means Imugene (USA) Inc.

1.71      “IND” means an investigational new drug application filed with the FDA or any similar application filed with a Regulatory Authority in a country outside the U.S. required to commence Clinical Trials of a pharmaceutical product.

1.72        “Indemnitee” has the meaning set forth in Section 11.1.3.

1.73        “Indemnitor” has the meaning set forth in Section 11.1.3.

1.74        “Infringement” has the meaning set forth in Section 9.3.1.

1.75        “Initiation” means with respect to any Clinical Trial, the enrollment of the first human subject in such Clinical Trial.

1.76        “Initiation Deadline” has the meaning set forth in Section 3.1.2.

1.77        “Insolvency Event” means any of the events set out in Section 13.2.3.

1.78        “Internal Compliance Codes” has the meaning set forth in Section 10.6.2.

1.79        “Inventions” means all Know-How and inventions, whether or not patentable, and all rights, title and interest in and to the intellectual property rights (including Patent rights) therein.

1.80        “Joint IP” has the meaning set forth in Section 9.1.2.

1.81        “Joint Patents” means any Patent constituting or claiming any Joint IP.

1.82         “JSC” has the meaning set forth in Section 2.3.1.

1.83       “Know-How” means any proprietary scientific, clinical or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including databases, safety and efficacy information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their Exploitation or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.

1.84      “Knowledge” means the actual knowledge of each of Precision’s Chief Executive Officer, Chief Research Officer, Chief Financial Officer, Chief Business Officer and Vice President of Intellectual Property after due inquiry.

1.85        “Licensed ARCUS Nuclease” means [***].

1.86        “Licensed Field” means the treatment, prevention, cure, mitigation or palliation of any and all human diseases, conditions or disorders, excluding the treatment, prevention, cure, mitigation and palliation of any and all cancers (i.e., diseases, conditions or disorders identified in chapter 2 (“Neoplasms”) of the ICD-11).

1.87       “Licensed Product” means the investigational allogeneic CAR-T product directed to CD19 known as “azercabtagene zapreleucel” or “azer-cel” and having the Precision internal designation PBCAR0191, including any preparation, formulation, dosage, packaging or method of administration thereof.

1.88        “Licensed Product Trademarks” has the meaning set forth in Section 9.8.

1.89        “Lock-Up Securities” has the meaning set forth in Section 8.2.6.

1.90        “Losses” has the meaning set forth in Section 11.1.1.

1.91        [***]

1.92        “Manufacture” and “Manufacturing” means any and all activities related to the production, manufacture, formulation, finishing, packaging, labeling, shipping and holding of a Licensed Product, or other product or therapy, or any component, intermediary or precursor thereof (including, for clarity, [***]), and including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture, characterization, quality assurance and quality control (including testing).

1.93      “Marketing Authorization” means, with respect to a particular Licensed Product in a particular country or regulatory jurisdiction, collectively, all Regulatory Approvals (including any Pricing and Reimbursement Approval or access approvals, if applicable) required by the relevant Regulatory Authority in order to initiate marketing, selling or Commercializing a Licensed Product in such country or jurisdiction.

1.94        “MaxCyte” has the meaning set forth in Section 8.5.

1.95        “MaxCyte Agreement” means the License Agreement entered into by Precision and MaxCyte on November 12, 2018, as amended by the Amendment, dated as of April 1, 2020, and as further amended from time to time.

1.96        “Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs related to the Licensed Product and not to other activities that do not involve the promotion, marketing, sale, or other Commercialization of the Licensed Product and are not conducted by a Party’s medical affairs (or equivalent) departments. Medical Affairs excludes any activities directed to Manufacturing, Development, or Commercialization.

1.97       “Medical Affairs Plan” means, with respect to the Licensed Product, the written high-level strategic and tactical plans for the Medical Affairs activities for such Licensed Product to be conducted in the Licensed Field in the Territory that will be prepared and updated by TGTX as provided in Section 4.6.

1.98        “Milestone 1 Precision Stock Issuance” has the meaning set forth in Section 8.2.1(c).

1.99        “Milestone 1 Precision Stock Payment” has the meaning set forth in Section 8.2.1(c).

1.100      “Milestone Event” means any milestone event set forth in Section 8.3 or Section 8.4.

1.101      “Minimum Price” means the price that is the lower of the following: (a) the Nasdaq official closing price (as reflected on Nasdaq.com) immediately preceding the signing of this Agreement; or (b) the average Nasdaq official closing price of the Precision Common Stock (as reflected on Nasdaq.com) for the five Trading Days immediately preceding the signing of this Agreement. For purposes of this Agreement, the Minimum Price is $0.3722 per share, subject to appropriate adjustments being made in respect of any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, reconstruction, consolidation, division, reclassification of such shares into a lesser or greater number of securities or other similar transaction that occurs after the Effective Date.

1.102      “Nasdaq” means the Nasdaq Stock Market LLC.

1.103      “Net Sales” means [***].

The foregoing amounts shall be determined from the books and records of the Selling Party, maintained in accordance with U.S. GAAP, consistently applied. [***]. In the case of sale or disposal of the applicable Licensed Product for consideration other than exclusively monetary consideration, Net Sales for such Licensed Product shall be the value of the non-cash consideration received, as determined in accordance with U.S. GAAP. In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales of the applicable Licensed Product between the individual Selling Parties for such Licensed Product for resale shall be excluded from the computation of Net Sales (unless such Licensed Product is consumed by such Selling Party), but the subsequent resale of such Licensed Product by such Selling Party to a Third Party shall be included within the computation of Net Sales. Licensed Products transferred as part of an expanded access program, compassionate sales or use program, an indigent program, as bona fide samples, as donations, or for the performance of Clinical Trials, shall not be included in Net Sales for such Licensed Product.

For purposes of determining Net Sales of the Licensed Product sold in combination with or as part of a bundle with other products, or in packaged arrangements to customers that include the Licensed Product, in each case other than Combination Products (which are addressed below), [***].

In the event that the Licensed Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Licensed Product and one or more other Active Ingredients that do not constitute the Licensed Product, whether co-formulated, co-packaged or otherwise sold together for one price), the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by [***].

[***].

1.104      “Parent Obligations” has the meaning set forth in Section 15.18.1.

1.105      “Party” and “Parties” has the meaning set forth in the Preamble.

1.106     “Patent Defense Matters” means the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to a Patent, excluding any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an alleged or threatened infringement by a Third Party of a Patent.

1.107      “Patents” mean: (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.108       “Permitted Transferee” means TGTX Parent or any entity controlled by TGTX Parent that is an Affiliate of TGTX and to whom the Shares are being transferred without consideration; provided, however, that no such Person shall be deemed a Permitted Transferee for any purpose under this Agreement unless (a) the Permitted Transferee, prior to or simultaneously with any transfer of Shares to such Affiliate, shall have agreed in writing to be subject to and bound by, and makes the representations and warranties set forth in, Sections 8.2.3, 8.2.4, 8.2.6, 8.2.7 and 8.2.8 (and all other provisions of this Agreement referred to therein or applicable thereto) as though it were “TGTX” or “TGTX Parent” hereunder, as applicable (including specifically executing an irrevocable proxy to vote the Shares as required by Section 8.2.7), (b) each of TGTX and TGTX Parent acknowledges and agrees that it continues to be bound by the terms of this Agreement, and (c) TGTX provides written documentation, reasonably acceptable to Precision, that such permitted transfer complies with all applicable securities laws.

1.109    “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.110       “Phase I Clinical Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(a) (or equivalent regulation in countries other than the United States).

1.111      “Phase II Clinical Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(b) (or equivalent regulation in countries other than the United States). [***].

1.112      “Phase III Clinical Trial” means a controlled or uncontrolled human Clinical Trial of a product that would satisfy the requirements of 21 C.F.R. § 312.21(c) (or equivalent regulation in countries other than the United States). [***].

1.113     “Pivotal Clinical Trial” means [***].

1.114      “Precision” has the meaning set forth in the Preamble.

1.115      “Precision Arising IP” means, individually or collectively, Precision Sole IP and Precision’s share in Joint IP.

1.116      “Precision Arising Platform IP” means any and all Precision Arising IP that is not Precision Arising Product IP.

1.117      “Precision Arising Product IP” means Precision Arising IP that is necessary or reasonably useful for the Exploitation of the Licensed Product.

1.118     “Precision Background IP” means any and all (a) Patents Controlled by Precision or its Affiliates at any time during the Term that Cover a Licensed Product, or use of the Licensed ARCUS Nuclease to make a Licensed Product, or any Know-How in the following clause (b); (b) Know-How Controlled by Precision or its Affiliates (i) as of the Effective Date or (ii) during the Term, in each case (i) and (ii) that is necessary or reasonably useful for the Exploitation of a Licensed Product in the Licensed Field; and (c) [***].

1.119      “Precision Background Platform IP” means any and all Precision Background IP that is not Precision Background Product IP, including ARCUS Technology.

1.120      “Precision Background Product IP” means any and all Precision Background IP that is directly and particularly related to the Exploitation of the Licensed Product in the Licensed Field.

1.121        “Precision Common Stock” means Precision’s common stock, par value $0.000005 per share.

1.122        “Precision-Imugene JSC” means the joint steering committee existing under Section 2.2 of the Precision-Imugene License Agreement.

1.123      “Precision-Imugene License Agreement” means the License Agreement between Imugene and Precision, dated August 15, 2023, as amended from time to time.

1.124       “Precision Indemnitee” has the meaning set forth in Section 11.1.2.

1.125       “Precision Patent” means any Patent included in the Precision Technology.

1.126       “Precision Platform IP” means, individually or collectively, the Precision Background Platform IP and the Precision Arising Platform IP.

1.127       “Precision Product IP” means, individually or collectively, the Precision Background Product IP and the Precision Arising Product IP.

1.128       “Precision Product Patent” means [***].

1.129      “Precision Product-Specific Claim” means [***].

1.130      “Precision Share Price” means the greater of (a) two hundred percent (200%) of the VWAP of the Precision Common Stock calculated during the applicable period specified in this Agreement and (b) the Minimum Price (for clarity, the Precision Share Price applicable to any Precision Stock Issuance shall not be less than the Minimum Price); provided, however, that if the Precision Common Stock is no longer listed on Nasdaq or another securities exchange, the Precision Share Price shall be equal to two hundred percent (200%) of the fair market value of a share of Precision Common Stock, as reasonably determined in good faith by the Precision Board of Directors or any successor thereof.

1.131      “Precision Shares” refers to the shares of Precision Common Stock issued by Precision to TGTX in accordance with, and subject to the terms and conditions specified in, this Agreement.

1.132      “Precision Sole IP” has the meaning set forth in Section 9.1.2(b).

1.133      “Precision Stock Issuances” has the meaning set forth in Section 8.2.1(d).

1.134      “Precision Stock Payments” has the meaning set forth in Section 8.2.1(d).

1.135      “Precision Technology” means, individually or collectively, the Precision Background IP and the Precision Arising IP.

1.136     “Pricing and Reimbursement Approval” means, with respect to a particular Licensed Product and a particular country or regulatory jurisdiction, any approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or jurisdiction prior to sale of such Licensed Product in such country or jurisdiction at the relevant time.

1.137    “Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means (a) all activities associated with the preparation, filing, prosecution and maintenance of such Patent, and (b) all Patent Defense Matters with respect to such Patent.

1.138       “Prosecuting Party” has the meaning set forth in Section 9.2.2.

1.139       “Proxyholder” has the meaning set forth in Section 8.2.7.

1.140       “Publication” has the meaning set forth in Section 12.3.

1.141       “Receiving Party” has the meaning set forth in Section 12.1.2.

1.142    “Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, Pricing and Reimbursement Approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing or Exploitation of a pharmaceutical product (including the Licensed Product) in any country or jurisdiction, including Pricing and Reimbursement Approval, as applicable.

1.143     “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the Exploitation of pharmaceutical products (including the Licensed Product) in any country or jurisdiction. For countries or jurisdictions where governmental approval is required for pricing or reimbursement for a pharmaceutical product (including the Licensed Product) to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority includes any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.144      “Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations), non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) or waivers with respect to the Commercialization of a pharmaceutical product (including Licensed Products) made to or received from any Regulatory Authority or research ethics committee in a given country or jurisdiction, including INDs and BLAs.

1.145     “Relevant Factors” means all factors that are relevant to the Development, Manufacture or Commercialization of a product, including its safety and efficacy, product profile, cost to develop, cost and availability of supply, the time required to complete Development, the competitiveness of the marketplace (including the proprietary position and anticipated market share of the product), the patent position with respect to such product (including the ability to obtain or enforce, or have obtained or enforced, such patent rights), the third-party patent landscape relevant to the product, the regulatory structure involved, the likelihood of regulatory approval, the anticipated or actual profitability of the applicable product and other technical, commercial, legal, scientific, regulatory and medical considerations, in all cases, on a country-by-country basis, including, without limitation, decisions and actions relating to the sequence and advisability of initiating Development in [***], and including, with respect to TGTX’s efforts [***].

1.146      “Representatives” has the meaning set forth in Section 9.1.6.

1.147     “Research” means, with respect to a Licensed Product, or other product or therapy, any and all activities directed to the discovery, identification, screening, testing, assessment and optimization of such Licensed Product, or other product or therapy.

1.148      “Restricted Period” has the meaning set forth in Section 8.2.7.

1.149      “Review Period” has the meaning set forth in Section 12.3.

1.150     “Right of Reference” means the right and authority to rely upon, and otherwise use, a study or an investigation for the purpose of filing, and conducting a Clinical Trial under, an IND, or obtaining approval of a Marketing Authorization or other Regulatory Approval, including the ability to make available the underlying raw data from the study or investigation for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.

1.151      “Royalty” has the meaning set forth in Section 8.6.2.

1.152      “Royalty Term” has the meaning set forth in Section 8.6.1.

1.153      “Rule 144” has the meaning set forth in Section 8.2.4.

1.154      [***].

1.155      “Securities Act” has the meaning set forth in Section 8.2.2(a).

1.156      “Selling Party” means TGTX, its Affiliates or its or their Sublicensees.

1.157      “Servier” has the meaning set forth in the definition of Servier Agreement.

1.158    “Servier Agreement” means the Program Purchase Agreement entered into by Precision and Les Laboratoires Servier and Institut de Recherches Internationales Servier (collectively, “Servier”) on April 9, 2021, as amended from time to time.

1.159      “Standstill Provisions” has the meaning set forth in Section 8.2.8.

1.160      “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) or any other applicable exchange from the stockholders of Precision with respect to issuance of Precision Shares.

1.161       “Stockholder Matter” has the meaning set forth in Section 8.2.7.

1.162     “Sublicensee” means a Third Party that is granted a license or sublicense to Develop, Manufacture or Commercialize a Licensed Product in the Licensed Field in the Territory, beyond the mere right to purchase such Licensed Product from TGTX and its Affiliates, and excludes TGTX’s and its Affiliates’ Distributors.

1.163      “Term” has the meaning set forth in Section 13.1.

1.164      “Terminated Product” has the meaning set forth in Section 13.3.

1.165      “Territory” means worldwide.

1.166      “TGTX” has the meaning set forth in the Preamble.

1.167      “TGTX Arising IP” means, individually or collectively, TGTX Sole IP and TGTX’s share in Joint IP.

1.168     “TGTX Background IP” means any and all Patents and Know-How that TGTX or any of its Affiliates Controls as of the Effective Date, or discovers, creates or acquires outside the scope of its performance of activities under this Agreement; in each case, that is necessary or reasonably useful for the Exploitation of a Licensed Product.

1.169      “TGTX Indemnitee” has the meaning set forth in Section 11.1.1.

1.170      “TGTX Parent” has the meaning set forth in the Preamble.

1.171      “TGTX Parent Common Stock” means TGTX Parent’s common stock, par value $0.001 per share.

1.172      “TGTX Parent Consideration Shares” refers to the shares of TGTX Parent Common Stock issued by TGTX Parent to Precision in accordance with, and subject to the terms and conditions specified in, this Agreement.

1.173      “TGTX Patent” means any Patent constituting or claiming any TGTX Background IP or TGTX Sole IP.

1.174      “TGTX Promotional Materials” has the meaning set forth in Section 5.1.3(a).

1.175      “TGTX Sole IP” has the meaning set forth in Section 9.1.2.

1.176      “TGTX Technology” means TGTX Background IP and TGTX Sole IP.

1.177     [***].

1.178      “Third Party” means any Person other than TGTX or Precision (or their respective Affiliates).

1.179     “Trading Day” means a day on which the Nasdaq is open for trading, provided that if no closing price or daily trading volume is reported in respect of the relevant shares on the Nasdaq for one (1) or more consecutive trading days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of trading days.

1.180      “Transfer” has the meaning set forth in Section 8.2.6.

1.181      [***].

1.182      “Upfront Precision Stock Issuance” has the meaning set forth in Section 8.2.1(a).

1.183      “Upfront Precision Stock Payment” has the meaning set forth in Section 8.2.1(a).

1.184      “U.S.” means the United States of America and its territories and possessions.

1.185      “U.S. GAAP” has the meaning set forth in the definition of Net Sales.

1.186      “Valid Claim” means, with respect to a given Licensed Product, a claim that Covers (a) [***], (b) [***] or (c) [***], in each case (a) - (c) contained in (y) an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal; or (z) a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has been pending for no longer than [***].

1.187     “VWAP” means the arithmetic average of the daily volume-weighted average per share price of the relevant shares of common stock on Nasdaq (or, if such shares are no longer listed on Nasdaq, the applicable securities exchange, if any, on which they are then listed) during the Trading Day (subject to appropriate adjustments being made in respect of any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, reconstruction, consolidation, division, reclassification of such shares into a lesser or greater number of securities or other similar transaction, other than a buyback or capital reduction, during the relevant period or subsequent thereto and prior to the issuance of the relevant shares of common stock, and in respect of certain other market circumstances to adjust for market anomalies, such as suspensions of trading).

1.188      “Withholding Tax Action” has the meaning set forth in Section 8.11.4.

ARTICLE 2

GOVERNANCE AND JOINT STEERING COMMITTEE

2.1          Relationship Managers. No later than [***] after the Effective Date, each Party will appoint an individual to act as its relationship manager under this Agreement as soon as practicable after the Effective Date (each a “Relationship Manager”). The Relationship Managers will: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties, and; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC meetings, in each case, as a non-voting member. A Relationship Manager may also bring any matter to the attention of the JSC if such Relationship Manager reasonably believes that such matter warrants such attention. Each Party will use reasonable efforts to keep an appropriate level of continuity but may replace its Relationship Manager at any time upon written notice to the other Party. [***].

2.2       Coordination with Imugene. Precision will use Commercially Reasonable Efforts to facilitate TGTX’s entry into a cooperation agreement with Imugene, in form reasonably acceptable to TGTX, as promptly as possible following the Effective Date (but in any event no later than [***] following the Effective Date) to enable TGTX to Develop, Manufacture and Commercialize the Licensed Product in accordance with the terms of this Agreement, and providing for, among other things, information sharing (including, without limitation, with respect to all chemistry, manufacturing, and controls (CMC) data), regulatory coordination, promotional materials, compliance policies, complaints or inquiries, and coordination of prosecution and maintenance of Patents, in each case, between TGTX and Imugene relating to the Licensed Product. [***].

2.3         Joint Steering Committee.

2.3.1    Establishment; Purpose of JSC. No later than [***] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to monitor the Exploitation of the Licensed Product in the Licensed Field in the Territory. The JSC will be composed of an equal number of representatives from each Party, and a minimum of three (3) representatives of each Party, and who have the appropriate and direct knowledge and expertise and requisite decision-making authority. Each Party may replace any of its representatives on the JSC and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a representative will notify the other Party at least [***] prior to the next scheduled meeting of the JSC. Both Parties will use reasonable efforts to keep an appropriate level of continuity in representation. Representatives may be represented at any meeting by another person designated by the absent representative. Each Party’s representatives on the JSC will inform and coordinate within their respective organization to enable each Party to fulfill its obligations as agreed upon between the Parties under this Agreement, including within the time frames set forth hereunder.

2.3.2    Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items along with appropriate information at least [***] in advance of each meeting of the JSC; provided that under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of a meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

2.3.3    Meetings. The JSC will hold meetings at such times as it elects to do so, but will meet no less frequently than quarterly, unless otherwise agreed by the Parties. The JSC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method; provided that the Parties will use reasonable efforts for at least one meeting each Calendar Year to be conducted in person at a location selected alternatively by Precision and TGTX or such other location as the Parties may agree. Each Party will be responsible for all of its own costs and expenses of participating in any JSC meeting. The Relationship Managers will jointly prepare and circulate minutes for each JSC meeting within [***] after each such meeting and will ensure that such minutes are reviewed and approved by their respective companies within [***] thereafter.

2.3.4    JSC Responsibilities. The responsibilities of the JSC will be to:

 (a)    provide a forum for the discussion of the Parties’ activities and the flow of information contemplated under this Agreement;

 (b)    review and discuss the Development of each Licensed Product, including clinical trial protocols, monitoring plans, and data disclosure plans included with each such protocol;

 (c)    [***], review and discuss any clinical trial protocols, monitoring plans, and data disclosure plans included with each such protocol with respect to each Licensed Product;

 (d)    review and discuss matters that may have a material adverse impact upon the regulatory status of the Licensed Product, as described in Section 4.1.2(f);

 (e)    review and discuss Medical Affairs Plans and any updates thereto for any Licensed Product, as described in Section 4.6;

 (f)    review and discuss the Commercialization of the Licensed Product;

 (g)    oversee the implementation of activities to be performed under any other written agreement between the Parties with respect to the subject matter hereof; and

 (h)    perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the Parties’ written agreement.

2.4        Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives (which may include legal counsel), to attend a meeting of the JSC (in a non-voting capacity), if such participants have expertise that is relevant to the planned agenda for such JSC meeting; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, then such Party will provide prior written notice to the other Party reasonably in advance of such meeting and will ensure that such Third Party is bound by obligations of confidentiality and non-use at least as stringent as those set forth in Article 12 [***].

2.5         Decision-Making.

2.5.1    General Process. The JSC will only have the advisory powers expressly assigned to it in this Article 2 and elsewhere in this Agreement and will not have the authority to: (a) modify or amend the terms of this Agreement; or (b) waive either Party’s compliance with the terms of this Agreement. [***]. No action taken at any meeting of the JSC will be effective unless there is a quorum at such meeting, and at all such meetings, a quorum will be reached if two voting representatives of each Party are present or participating in such meeting. Except as otherwise expressly set forth in this Agreement, the phrases “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 2.5, including the escalation and tie‑breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 2.3.4 to be reviewed and discussed (as opposed to approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 2.5.

2.5.2    Decisions of the JSC. The JSC will use good faith efforts, in compliance with this Section 2.5.2, to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, the JSC is unable to resolve any such matter that is within the scope of the JSC’s authority or any other disagreement between the Parties that may be referred to the JSC, in each case, within a period of [***], then a Party may refer such matter for resolution in accordance with Section 2.6.1.

2.6         Resolution of JSC Disputes.

2.6.1    Referral to Executive Officers. If a Party makes an election under Section 2.5.2 to refer a matter on which the JSC cannot reach a consensus decision for resolution by the Executive Officers, then the JSC will submit in writing the respective positions of the Parties to their respective Executive Officers. The Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

2.6.2    No Change; Status Quo. If the Executive Officers are unable to reach agreement on any such matter referred to them within [***] after such matter is so referred (or such longer period as the Executive Officers may agree upon), then neither Party will have final decision-making authority over approval of such matter and all such matters must be decided by unanimous agreement of the Parties in order to take any action or adopt any change from the then-current status quo, as applicable, provided that TGTX will have final decision-making authority with respect to [***].

2.6.3    Limitations on Decision-Making. Notwithstanding any provision to the contrary set forth in this Agreement, without the other Party’s prior written consent, neither Party (in the exercise of a Party’s final decision-making authority), the JSC, nor a Party’s Executive Officer, in each case, may make a decision that could reasonably be expected to [***].

2.7        Discontinuation of JSC. The JSC will continue to exist until the first to occur of (a) [***] or (b) [***]. Once the JSC is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, the Relationship Managers will be the points of contact for the exchange of information between the Parties under this Agreement.

ARTICLE 3

DEVELOPMENT MATTERS

3.1         Licensed Product.

3.1.1    Conduct of the Parties. The Parties’ mutual objective is to permit TGTX, pursuant to and in accordance with the terms of this Agreement, to Develop the Licensed Product(s) in the Licensed Field while not taking any action that would be reasonably likely to materially adversely affect Development of the Licensed Product outside the Licensed Field. Each Party shall conduct itself and its activities hereunder consistent with that understanding, consistent with sound and ethical business and scientific practices. In all matters related to such activities (including, with respect to Precision, its actions under the Precision-Imugene License Agreement), the Parties shall strive to balance, as best as reasonably possible, their respective legitimate interests and concerns and to realize the economic potential of the Licensed Product(s) in the Licensed Field and outside the Licensed Field.

3.1.2    Development Responsibility; Diligence Obligations. Subject to the terms of this Agreement, TGTX shall be responsible for, at its sole cost and expense, all Development of the Licensed Product in the Licensed Field in the Territory, including all Clinical Trials and activities that are necessary for or otherwise support obtaining and maintaining Regulatory Approvals in the Licensed Field in the Territory. TGTX shall use Commercially Reasonable Efforts to Develop and seek and obtain Regulatory Approval for the Licensed Product in the Licensed Field in the Territory [***], all in accordance with all Applicable Laws. [***] (such date, as may be extend by clause (a) or (b), the “Initiation Deadline”).

3.1.3    Standard of Conduct. TGTX will perform, and will cause its Affiliates, Sublicensees, and subcontractors to perform, all Development activities for the Licensed Product in a timely, good scientific manner, in accordance with GLP, cGMP, and cGCP, as applicable, and in compliance with Applicable Laws and Commercially Reasonable Efforts. In addition, TGTX will conduct its obligations with respect to any Clinical Trial with the study design set forth in the applicable protocol, each as may be amended from time to time.

3.2         Development Records.

3.2.1    Generally. TGTX will, and will cause its Affiliates, Sublicensees, and subcontractors to, maintain reasonably complete, current, and accurate records of all Development activities conducted by or on behalf of TGTX, and its Affiliates, Sublicensees, and subcontractors, respectively, pursuant to this Agreement and all data and other information resulting from such activities consistent with its usual practices, in validated computer systems that are materially in compliance with 21 C.F.R. §11 and in accordance with Applicable Laws (“Development Records”). Such Development Records will fully and properly reflect all work done and results achieved in the performance of the Development activities for the Licensed Products in good scientific manner appropriate for regulatory and patent purposes.

3.2.2    Additional Requirements. TGTX will maintain all Development Records related to the Licensed Product for a period of [***] after the end of the Term. TGTX will document all non-clinical and preclinical studies and Clinical Trials of the Licensed Product in formal written study reports in accordance with GLP, cGMP, and cGCP, as applicable, and in compliance with Applicable Law.

(a)    Upon Precision’s reasonable request, not more frequently than [***] during which TGTX or its Affiliates, Sublicensees, or subcontractors are performing or having performed Development activities for any Licensed Product, TGTX will, and will cause its Affiliates, Sublicensees, and subcontractors to, allow Precision to access, review, and copy such records (including access to relevant databases). Precision will have the right to use the data and results generated by or on behalf of TGTX and its Affiliates, Sublicensees, and subcontractors hereunder to Exploit any Licensed Product outside of the Licensed Field in the Territory. TGTX will ensure that all records or other documents that it transmits to Precision electronically under this Agreement are transmitted over secure systems that include adequate encryption safeguards to prevent unauthorized access and maintain data security.

(b)    Upon TGTX’s reasonable request during the Term, not more frequently than [***] during which Precision or its Affiliates, Sublicensees, or subcontractors are performing or having performed development activities for any Licensed Product, Precision will allow TGTX to access, review, and copy all data and other information resulting from such activities (including access to relevant databases) that are Controlled by Precision. TGTX will have the right to use such data and information hereunder to Exploit any Licensed Product in the Licensed Field in the Territory. Precision will ensure that all data and other information that it transmits to TGTX electronically under this Agreement are transmitted over secure systems that include adequate encryption safeguards to prevent unauthorized access and maintain data security.

3.3        Data Exchange and Use. In addition to its adverse event and safety data reporting obligations set forth in Section 4.4, each Party will promptly provide the other Party, through the JSC (or, based on the time sensitivity or urgency of such data and results, directly between representatives of the Parties outside of the JSC), with copies of all data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, analysis plans, and all in English language) (collectively, “Clinical Data and Documentation”) (a) Controlled by such Party or its Affiliates (or Sublicensees, in the case of TGTX) (b) owned by, or licensed to, Precision’s licensees, to the extent Controlled by Precision, in each case, (a) or (b), that are generated by or on behalf of such Party or its Affiliates (or its licensees or Sublicensees, as applicable) in the Development of each Licensed Product, including in the Development of the existing Licensed Product under the Precision-Imugene License Agreement. TGTX will have the right to use and reference such data and results provided by Precision for the purpose of performing Development activities under this Agreement, obtaining, supporting, and maintaining Regulatory Approvals and any Reimbursement Approval, as applicable, of Licensed Products in the Licensed Field in the Territory, without additional consideration. Precision and its Affiliates and licensees will have the right to use and reference such data and results provided by TGTX for the purpose of Developing the Licensed Product (but, during the Term, only outside the Licensed Field) or any other products based on ARCUS Technology, and obtaining, supporting, and maintaining Regulatory Approvals or any Reimbursement Approvals, as applicable, of any such product, without additional consideration. For clarity, Precision shall not clinically Develop the Licensed Product in the Licensed Field in the Territory during the Term. [***].

3.4        Development Reports. On an annual basis, during any period in which TGTX is performing, or having performed, Development activities for the Licensed Product, TGTX will provide Precision, at TGTX’s sole cost and expense, with reasonably detailed written reports summarizing the Development activities performed during the period since the preceding report, the Development activities in process, and the future activities that TGTX or its Sublicensees or subcontractors expect to initiate. Without limiting the foregoing, such reports will contain sufficient detail to enable Precision to assess TGTX’s compliance with its Development diligence obligations set forth in this Article 3. TGTX will promptly respond to Precision’s reasonable requests from time to time for additional information regarding significant Development activities for the Licensed Product performed by or on behalf of TGTX or its Affiliates, Sublicensees, or subcontractors.

ARTICLE 4

REGULATORY MATTERS; MEDICAL AFFAIRS

4.1          Regulatory Responsibilities.

4.1.1      Licensed Product Outside the Licensed Field. As between Precision and TGTX, Precision (or its licensees) shall be solely responsible for any and all regulatory activities with respect to the Licensed Product outside the Licensed Field, including filing of all Regulatory Filings for the Licensed Product, maintenance of all Regulatory Approvals, any reports or submissions required to be made to any non-governmental Third Party payors, and any and all regulatory matters arising after obtaining Regulatory Approval, including post-marketing inquiries and safety surveillance activities. Precision shall keep TGTX reasonably and promptly apprised of such activities.

4.1.2       Licensed Product in the Licensed Field.

(a)    As between Precision and TGTX, subject to the terms of this Agreement, TGTX shall be responsible for regulatory activities with respect to the Licensed Product in the Licensed Field in the Territory, and shall use Commercially Reasonable Efforts to prepare any and all Regulatory Filings for all indications in the Licensed Field. TGTX shall provide the JSC with drafts of all chemistry, manufacturing, and controls (CMC) and quality-related filings for Licensed Products in the Licensed Field in the Territory at least [***] prior to submission to a Regulatory Authority to allow the JSC a reasonable opportunity to review and comment on such filings. TGTX shall consider the JSC’s comments on such filings in good faith but has no obligation to accept any comments of the JSC. TGTX shall submit all Regulatory Filings for Licensed Products in the Licensed Field in the Territory in the name of TGTX or its Affiliate or designee, and all resulting Regulatory Approvals will be owned by, and held in the name of, TGTX or its Affiliate or designee.

(b)    To the extent possible, and as soon as reasonably possible, each Party shall provide to the JSC reasonable written notice of all meetings and conference telephone calls with any Regulatory Authority in which matters that would be expected to relate to the Licensed Product will be discussed.

(c)    Each Party shall notify the JSC within [***] after it receives information about the initiation of any investigation or inquiry by any Regulatory Authority concerning the Development, Manufacture or Commercialization of the Licensed Product to the extent such investigation or inquiry would be reasonably likely to adversely affect the other Party. Precision shall keep TGTX reasonably and promptly informed of any such information it receives from Imugene.

(d)    If a Regulatory Authority desires to conduct an inspection or audit with regard to the Licensed Product or TGTX’s facility or a facility under contract with TGTX or its Affiliate with respect to the activities relevant to this Agreement, TGTX shall permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority during such inspection or audit. TGTX shall conform its activities under this Agreement to any commitments made in such a response, except to the extent that TGTX believes in good faith that such commitments violate Applicable Laws.

(e)    If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of either Party, its Affiliate, or licensee (or Sublicensee, in the case of TGTX) relating to the Licensed Product, then such Party will notify the JSC of such contact, inspection, or notice or action within [***] after receipt of such notice (or, if later, within [***] of such Party becoming aware of such action). Such Party will have the final decision-making authority with respect to [***]. The costs and expenses of any such regulatory action will be borne by such Party. Precision shall keep TGTX reasonably and promptly informed of any such notice received by the Precision-Imugene JSC.

(f)    If either Party believes that the other Party, its Affiliate, or licensee (or Sublicensee, in the case of TGTX) is taking or intends to take any action with respect to the Licensed Product that could have a material adverse impact upon the regulatory status of the Licensed Product, [***]. Precision shall keep TGTX reasonably and promptly informed of any such matter brought to the attention of the Precision-Imugene JSC.

4.1.3     ARCUS Nuclease Matters. Notwithstanding anything to the contrary and without limiting any other right of Precision in this Article 4, Precision shall have the right, prior to BLA approval for the Licensed Product, to have its employees attend each INTERACT meeting or pre-IND submission meeting, the end of the Phase II Clinical Trial meeting for the Licensed Product, and any other meeting with the FDA or EMA if such other meeting has any item on the agenda specifically directed to the manufacturing, quality, safety (including non-clinical safety related to production of ARCUS Nucleases) or delivery of ARCUS Nucleases or ARCUS Technology for the portion of the meeting specifically directed to such topics (collectively, “ARCUS Regulatory Matters”). Prior to BLA approval for the Licensed Product, TGTX will provide drafts of its communications with the FDA and EMA (including with respect to CMC-related matters) to the extent they relate to ARCUS Regulatory Matters to Precision for review and comment, and will consider Precision’s comments in good faith and not unreasonably reject any such comments, before submitting such communications to the FDA or EMA. Following BLA approval for the Licensed Product, TGTX shall provide Precision notice regarding any communications from Regulatory Authorities regarding ARCUS Regulatory Matters.

4.2         Regulatory Costs. TGTX shall bear all costs and expenses it incurs to conduct all regulatory activities under this Agreement.

4.3         Right of Reference. Each Party hereby grants, and shall cause its Affiliates and require its licensees (and Sublicensees, in the case of TGTX) to grant, at no cost, to the other Party, its Affiliates and any of their respective licensees (in the case of Precision) or Sublicensees (in the case of TGTX) a Right of Reference and right to use and reference (which, for the purposes of Section 13.7, the Parties agree is a license) any data and Regulatory Filings Controlled by the granting Party, its Affiliates, or its licensees (or Sublicensees, in the case of TGTX) that relates to the Licensed Product that the other Party reasonably believes may be necessary or useful to the Development, Manufacture or Commercialization of the Licensed Product in such other Party’s respective field (i.e., in the Licensed Field, in the case of TGTX, or outside the Licensed Field, in the case of Precision), and the granting Party will provide, and shall cause its Affiliates and require its licensees (in the case of Precision) and Sublicensees (in the case of TGTX) to provide, a signed statement to the foregoing effect, as reasonably requested by the other Party. [***].

4.4          Adverse Event Reporting; PV Agreement.

4.4.1    Generally. As between the Parties, TGTX shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, product quality, product complaints and safety data relating to Licensed Products in the Licensed Field to the appropriate Regulatory Authorities in the Territory, in each case in accordance with Applicable Laws of the relevant countries and Regulatory Authorities. [***]. The PV Agreement shall include terms that comply with ICH guidelines, taking into account the roles of Imugene as data holder and TGTX as data generator, including timely reporting of all relevant adverse drug reactions/experiences, product quality, product complaints and safety data relating to Licensed Products to the appropriate Regulatory Authorities in the Territory in accordance with Applicable Laws of the relevant countries and Regulatory Authorities. In addition, the PV Agreement shall include provisions (a) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to the Licensed Product or the Licensed ARCUS Nuclease worldwide within appropriate timeframes and in an appropriate format to enable each Party to meet both expedited and periodic regulatory reporting requirements; and (b) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of safety data in accordance with standards stipulated in the ICH guidelines, and all applicable regulatory and legal requirements regarding the management of safety data. Pursuant to the PV Agreement, each party thereof shall be solely responsible for all costs and expenses it incurs to conduct its pharmacovigilance responsibilities. [***].

4.4.2    Right to Audit for Licensed Product. Each Party shall have the right to perform audits of the other Party’s pharmacovigilance activities relating to the Parties’ activities in relation to the Licensed Product under the terms of this Agreement including compliance by the other Party with Applicable Laws. The frequency of such audits will be no more than [***] during the Term; provided that such audits may be more frequent if, in the auditing Party’s sole discretion, more frequent audits are necessary by a risk-based approach, and except in ‘for cause’ situations where, in the event of a serious or potentially serious issue, additional audits may be conducted. The notification of one Party’s intent to conduct such an audit will be provided in writing to the other Party within a reasonable time period in advance, based upon the particular circumstances of the situation.

4.5        Product Withdrawals and Recalls. In the event that (a) an event, incident, or circumstance has occurred which may result in the need for a recall or other removal of the Licensed Product or any lot or lots thereof from the market in the Licensed Field in the Territory; (b) any Regulatory Authority in the Territory threatens or initiates any action to remove the Licensed Product from the market in the Licensed Field in the Territory; or (c) any Regulatory Authority in the Territory requires distribution of a “Dear Doctor” letter or its equivalent, regarding use of the Licensed Product in the Licensed Field in the Territory, TGTX shall promptly advise Precision in writing with respect thereto, and shall provide to Precision copies of all relevant correspondence, notices, and any other related documents. In the event that (x) an event, incident, or circumstance has occurred which may result in the need for a recall or other removal of any Licensed Product or any lot or lots thereof from the market outside the Licensed Field in the Territory; (y) any Regulatory Authority in the Territory threatens or initiates any action to remove any Licensed Product from the market outside the Licensed Field in the Territory; or (z) any Regulatory Authority in the Territory requires distribution of a “Dear Doctor” letter or its equivalent, regarding use of the Licensed Product outside the Licensed Field in the Territory, Precision shall promptly (after it becomes aware of any of the events in (x) – (z)) advise TGTX, and shall require its licensees to promptly advise Precision, in writing with respect thereto, and shall provide to TGTX, and shall require its licensees to provide to Precision, copies of all relevant correspondence, notices, and any other related documents in its, or its licensee’s, as applicable, possession. Unless otherwise agreed by the Parties, TGTX shall be responsible for conducting a recall of the Licensed Product in the Licensed Field. TGTX will have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal of the Licensed Product in the Licensed Field in the Territory. Each Party will cooperate with the other Party in the performance of any recall or withdrawal.

4.6         Medical Affairs No later than [***] prior to the anticipated date of performance of Medical Affairs activities for the Licensed Product in the Territory, TGTX will prepare an initial draft of each Medical Affairs Plan for the Licensed Product and provide such initial draft to the JSC to review and discuss. The Medical Affairs Plan will contain a high-level summary of the major Medical Affairs activities to be undertaken by TGTX for the Licensed Product in the Licensed Field in the Territory and the estimated timelines for performing such activities. Thereafter, from time to time, but at least annually, TGTX will propose updates to the Medical Affairs Plan for the Licensed Product in the Licensed Field in the Territory to reflect changes in such plan, including to account for relevant facts and circumstances that may influence such plan and the Medical Affairs activities set forth therein and provide each such update to the JSC to review and discuss. For each Calendar Quarter in which any Medical Affairs are conducted by or on behalf of TGTX or its Affiliates or Sublicensees for the Licensed Product in the Licensed Field in the Territory, TGTX will provide updates on Medical Affairs activities at each meeting of the JSC. The Parties recognize that each Party may benefit from the coordination of certain Medical Affairs activities for the Licensed Product(s) inside and outside of the Licensed Field. Accordingly, the Parties will coordinate such activities through the JSC where appropriate.

ARTICLE 5

COMMERCIALIZATION

5.1          Licensed Product.

5.1.1    Principles of Commercialization. The Parties intend for TGTX to use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Licensed Field in the Territory, following Regulatory Approval thereof, as set forth in this Section 5.1. Each Party shall appoint a representative to be such Party’s single point of contact to facilitate information flow between the Parties relating to each Party’s experience and relationships in the Licensed Field (in the case of TGTX) and outside the Licensed Field (in the case of Precision). Each Party shall first address any communications relating to Commercialization by the other Party to such representatives unless otherwise agreed to by the Parties on a case-by-case basis. Such representatives shall, without limitation, coordinate direct involvement or meetings with subject matter experts within each Party’s internal organization and/or its field account management organization. Notwithstanding the foregoing, neither TGTX’s nor Precision’s representative shall be required to provide details relating to any customer specific transaction or agreement.

5.1.2    Commercialization Activities. TGTX shall (a) use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Licensed Field following Regulatory Approval thereof in the Licensed Field in the Territory [***]; and (b) use Commercially Reasonable Efforts to perform other activities not otherwise identified herein but which are required by Regulatory Authorities to Commercialize the Licensed Product in any indication in the Licensed Field for which Regulatory Approval has been obtained in the Territory.

5.1.3    Advertising and Promotional Materials.

 (a)    TGTX Promotional Materials. TGTX will be responsible for development of all advertising and promotional materials, programs and initiatives related to the use of the Licensed Product in the Licensed Field in the Territory, including medical education, symposia, opinion leader development, peer-to-peer development, publications, journal ads, and all other written communications that describe the features or benefits of the Licensed Product, in each case in the Licensed Field in the Territory (the “TGTX Promotional Materials”). All TGTX Promotional Materials shall be prepared in accordance with Applicable Law, TGTX’s policies for compliance with Applicable Laws, industry guidelines relating to promotional and advertising materials, any requirements of the FDA imposed as a condition of any Regulatory Approval, industry marketing codes such as the PhRMA code, and implementation guidelines to be mutually agreed upon by the Parties. TGTX shall implement appropriate policies and procedures relating to safety reporting, approval of TGTX Promotional Materials, sales force training and similar matters.

 (b)    TGTX’s Compliance Policies. TGTX, on Precision’s request, shall provide Precision copies of and access to TGTX’s policies for compliance with Applicable Law relating to promotional and advertising materials, and TGTX’s procedures relating to the approval of promotional materials, sales force compliance training, and related matters. Precision shall have the right to audit TGTX’s compliance policies and procedures, no more than [***].

5.1.4    Complaints and Inquiries. The Parties shall mutually develop a protocol for responding to any and all complaints, medical questions, or other inquiries relating to the Licensed Product in the Licensed Field in the Territory, which are directed to such Parties’ respective sales representatives. TGTX shall be responsible for responding to complaints, medical questions, or other inquiries relating to the TGTX Commercialization Activities and Precision or its designee shall be responsible for responding to all other complaints, medical questions, or other inquiries. TGTX shall notify Precision of, and provide to Precision, all pertinent information in TGTX’s possession relating to any and all suspected or actual tampering, counterfeiting, or contamination or other similar problems with respect to the Licensed Product in the Licensed Field in the Territory. Precision shall notify TGTX of, and provide to TGTX, all pertinent information in Precision’s possession relating to any and all suspected or actual tampering, counterfeiting, or contamination or other similar problems with respect to any Licensed Product outside the Licensed Field.

5.2         Reports. On an annual basis commencing on the first anniversary of the First Commercial Sale, TGTX will be obligated to deliver to Precision a report describing the status of TGTX’s and its Affiliates and Sublicensees’ Commercialization efforts with respect to Licensed Products in the Licensed Field in the Territory. In addition, Precision may from time to time provide TGTX with written requests describing specific types of information Precision requires in order to comply with Precision’s reporting and disclosure obligations under any Applicable Laws, and TGTX shall include such information in such reports.

5.3       Compensation for Sales Outside the Licensed Field. If Precision reasonably believes that there are material sales recorded or conducted by or on behalf of TGTX, its Affiliates, or its Sublicensees of the Licensed Product outside the Licensed Field in the Territory, Precision shall be permitted to implement and conduct reasonable procedures under which material sales and purchases of the Licensed Product in the Territory and other related market research data shall be audited and monitored, using for example IQVIA data and information, and TGTX agrees to reasonably cooperate with Precision in the implementation and conduct of such procedures.

ARTICLE 6

MANUFACTURING

6.1         Licensed Products. Except as provided in Section 6.2, and subject to the terms of this Agreement, TGTX shall be solely responsible, at its sole cost and expense, for all Manufacturing (or having Manufactured through a CMO), including development of any Chemistry, Manufacturing and Controls sections of any Regulatory Filings or Regulatory Approval, for all Licensed Products for TGTX’s, its Affiliates’ and Sublicensees’ pre-clinical and clinical Development and Commercialization in the Licensed Field in the Territory under this Agreement.

6.2          Clinical Supply.

6.2.1    Within [***] after the Effective Date, Precision shall deliver to TGTX [***] a single batch (batch number PBCAR0191-2023-0006) of released Clinical Trial material for the Licensed Product (in its form in existence as of the Effective Date). [***], together with access to all relevant quality, facility and equipment-related documentation in respect of such batch. Precision shall use Commercially Reasonable Efforts to promptly respond to any questions or inquiries from TGTX with respect to such batch. TGTX and Precision will also, within [***] after the Effective Date, enter into a quality agreement, in standard and customary form, with respect to such batch. In addition, Precision shall facilitate TGTX’s entering into agreements with Precision’s Third Party vendors for the storage, handling and shipping of such batch and, until such time, shall reasonably continue to provide such services directly or with its vendors with respect to such batch at Precision’s reasonable cost, which TGTX shall promptly reimburse.

6.2.2    Precision acknowledges and agrees that, pursuant to Section 7.3 of the Precision-Imugene License Agreement, Precision has the right to designate, and hereby designates TGTX, and will communicate such designation to Imugene promptly after entering into this Agreement, as the party with which Imugene must enter into an agreement to provide for the supply to TGTX of [***], together with a quality agreement setting forth Imugene’s (or its Affiliate’s) quality and compliance obligations with respect to the manufacture and supply of the applicable product, in each case, in accordance with Section 7.3 of the Precision-Imugene License Agreement, [***] (such agreement, including the documentation of the technology transfer right and obligation described in this Section 6.2.2, the “Clinical Supply Agreement”). [***]. In addition, Precision acknowledges and agrees that, pursuant to Section 7.2 of the Precision-Imugene License Agreement, Precision has the right to designate, and hereby designates, TGTX, and will communicate such designation to Imugene promptly after entering into this Agreement, as the party with which Imugene shall conduct a manufacturing technology transfer in accordance with Section 7.2 of the Precision-Imugene License Agreement, including entering into a technology transfer plan, with such technology transfer right and obligation to be set forth in the Clinical Supply Agreement or a related agreement, in form reasonably acceptable to TGTX. [***].

ARTICLE 7

LICENSE RIGHTS

7.1          License Grants to TGTX.

7.1.1    Exclusive License. Subject to the terms and conditions of this Agreement, Precision (on behalf of itself and its Affiliates) hereby grants to TGTX an exclusive (even as to Precision and its Affiliates), royalty-bearing (as set forth in Section 8.6), license, with the right to grant sublicenses (through multiple tiers, as provided in Section 7.3), under the Precision Product IP, to Exploit, or to have Exploited, the Licensed Product in the Licensed Field in the Territory; provided, however that the foregoing license shall be non-exclusive with respect to Manufacture of the Licensed Product. Notwithstanding the foregoing, Precision or its designee may conduct Research and other Development activities with the Licensed Product; provided that such activities are directed to the Research and Development of the ARCUS Technology and not the Licensed Product itself, and further provided that Precision shall not have the right to conduct, or authorize any Affiliate or Third Party to conduct: (a) Research or other Development activities with the Licensed Product that are specifically directed to (i) any disease, condition or disorder in the Licensed Field or (ii) [***]; or (b) any clinical study of the Licensed Product in the Licensed Field in the Territory. For the avoidance of doubt, TGTX may utilize TGTX Arising IP in connection with the foregoing license.

7.1.2    Non-Exclusive Licenses. Subject to the terms and conditions of this Agreement, Precision (on behalf of itself and its Affiliates) hereby grants to TGTX a non-exclusive, royalty-bearing (as set forth in Section 8.6) license, with the right to grant sublicenses (through multiple tiers, as provided in Section 7.3), under the Precision Platform IP, to Exploit, or to have Exploited, the Licensed Product in the Licensed Field in the Territory. The license set forth in this Section 7.1.2 under Precision Platform IP is intended to provide TGTX a “freedom to operate” license with respect to the Precision Platform IP solely for the Exploitation of Licensed Products in the Licensed Field, and not for TGTX’s independent use of the Precision Platform IP. TGTX acknowledges and agrees that TGTX will not have any right to (a) access or receive any ARCUS Technology, (b) design, create, select, or optimize any ARCUS Nucleases using the ARCUS Technology, or (c) otherwise use the ARCUS Technology as a genome engineering tool; in the case of (a) and (c), except to the extent that the ARCUS Technology is embodied in the Licensed ARCUS Nuclease or the Licensed Product and utilized solely in TGTX’s practice of the licenses granted in Section 7.1.1. The Parties agree that ARCUS Technology will not be transferred to TGTX or its designee under this Agreement. For the avoidance of doubt, TGTX may utilize TGTX Arising IP in connection with the foregoing license.

7.1.3    Restrictions on Licensed ARCUS Nuclease. TGTX acknowledges and agrees that the foregoing license does not include any right to, and TGTX shall not, and shall not permit any of its Affiliates or its or their Sublicensees to (a) modify the Licensed ARCUS Nuclease, or (b) [***], in each case (a) and (b), without Precision’s prior written consent.

7.2         License Grant to Precision. Subject to the terms and conditions of this Agreement, TGTX agrees to grant and hereby grants (on behalf of itself and its Affiliates) to Precision a perpetual, fully-paid, royalty-free, non-exclusive license, with right to grant sublicenses through multiple tiers, under all TGTX Arising IP and any TGTX Background IP that is necessary or reasonably useful for the applicable Licensed Product, or its use or manufacture, to Exploit, or to have Exploited, any Licensed Product in all fields in the Territory. Notwithstanding the non-exclusive nature of the foregoing license, TGTX shall not Research, Develop (including conduct of any Clinical Trial) or otherwise Exploit the Licensed Products outside the Licensed Field. Precision shall not practice the foregoing license in the Licensed Field unless and until the Licensed Product has become a Terminated Product in accordance with Article 13.

7.3         Third Party Sublicenses.

7.3.1    Generally. TGTX and Precision may grant one or more sublicenses under the rights and licenses granted to it under Section 7.1 (in the case of TGTX) or Section 7.2 (in the case of Precision), in full or in part, to Third Parties (with the right to sublicense through multiple tiers); provided, that: (a) any such permitted sublicense is consistent with and subject to the terms and conditions of this Agreement, including the confidentiality provisions of Article 12 and the intellectual property provisions of Article 9 (in the case of TGTX); and (b) the Party granting such sublicense shall remain responsible for performance of such Party’s obligations under this Agreement and shall be responsible for all actions of each such sublicensee as if such sublicensee were the Party hereunder.

7.3.2    By TGTX. TGTX will not grant any sublicense or other right that permits any Research, Development or Commercialization of the Licensed Product by any Third Party without Precision’s prior written consent, provided that TGTX may grant any sublicense or other right, without Precision’s prior written consent, to (a) a contract Distributor, Third Party contractor or service provider, including a CMO or contract research organization, in order to provide services for a fee for the benefit of TGTX or (b) a sublicensee that is a pharmaceutical or biotechnology company that [***]. Without limiting the foregoing, any sublicense or other right must include in the written agreement pursuant to which such sublicense or other right is granted provisions ensuring that (x) the Licensed Product is Exploited in a manner consistent with the requirements set forth in this Agreement, (y) Precision is an intended third party beneficiary to such agreement and (z) all rights attaching therefrom in relation to any activities contemplated by this Agreement and the right to enforce the provisions of such agreement against the applicable Third Party are vested in Precision. To the extent required by the Cellectis Agreement, each sublicense granted by TGTX under any Patents within Precision Product IP must grant the same scope of rights for all Patents within Precision Product IP and each sublicense granted by TGTX under any Patents within Precision Platform IP must grant the same scope of rights for all Patents within Precision Platform IP. Any purported sublicense or other right granted by TGTX that is not in compliance with the requirements of this Section 7.3.2 shall be null and void. TGTX shall deliver a copy of each sublicense, or amendment thereto, to Precision promptly following the execution thereof.

7.4        Retention of Rights; No Implied Rights. Except as expressly set forth in this Agreement, neither Party shall be granted, by implication, estoppel or otherwise, any license or right to or under any other intellectual property interest, including any trademarks, Know-How, or Patents, of the other Party. The licenses granted by Precision to TGTX hereunder do not include any rights with respect to other products or therapies with which a Licensed Product may be combined or any other products or therapies other than the Licensed Products under this Agreement. Each Party covenants that it will not use or practice any of the other Party’s intellectual property rights licensed to it under this Agreement except for the purposes expressly permitted in the applicable license grant. TGTX agrees to impose the foregoing covenant in this Section 7.4 on all of its Affiliates and sublicensees.

7.5          Existing In-License Agreements.

7.5.1    For clarity, the license granted to TGTX in Section 7.1 includes a sublicense under certain Duke IP and Cellectis Patents.

7.5.2    Cellectis Patents. TGTX acknowledges and agrees that rights under certain Precision Patents are licensed to Precision by Cellectis S.A. (the “Cellectis Patents”) under that certain Patent Cross-License Agreement between Cellectis S.A. (“Cellectis S.A.”) and Precision dated January 23, 2014 (the “Cellectis Agreement”), and, notwithstanding any exclusive license granted to TGTX under this Agreement, (a) Cellectis S.A. retains rights under the Cellectis Patents and is not restricted from granting rights to Third Parties under the Cellectis Patents, (b) any licenses and rights granted by Precision to TGTX under the Cellectis Patents are granted only within the permissible scope of sublicenses granted under the Cellectis Agreement, and (c) pursuant to the Cellectis Agreement, Cellectis S.A. retains non-exclusive rights under certain Precision Patents identified in the Cellectis Agreement, which may be further sublicensed by Cellectis S.A. without Precision control or consent. TGTX acknowledges and agrees that any exercise of any right by Cellectis S.A., or by any Third Party through Cellectis S.A., under the Cellectis Agreement shall not constitute a breach of this Agreement by Precision.

7.5.3    Duke IP. TGTX acknowledges and agrees that any licenses and rights granted by Precision to TGTX under the Duke IP are granted subject to the terms and conditions of the Duke Agreement, including Duke’s right to practice under the Duke IP for its own internal, non-commercial, educational, research and clinical purposes, and subject to the rights of the United States Government and applicable limitations under 37 C.F.R. § 401, Public Law 96-517 and Public Law 98-620 resulting from the United States Government’s funding of research leading to creation of the Duke IP. Without limiting the foregoing, TGTX agrees to comply with any obligations resulting from such government rights with respect to its practice of the Duke IP (if any) under this Agreement.

7.5.4    Other Third Party IP. In the event that, after the Effective Date, any Know-How or Patent licensed to Precision by a Third Party (other than the Duke IP or Cellectis Patents) becomes necessary or reasonably useful for the Exploitation of a Licensed Product, then the Parties would discuss in good faith the terms pursuant to which Precision would grant a sublicense to TGTX under such Know-How or Patent, and subject to and effective upon the Parties’ mutual written agreement to such terms, such Know-How or Patent would be sublicensed by Precision to TGTX; provided, however, that nothing in this Agreement shall require Precision to grant any rights to TGTX under Precision’s agreement with MaxCyte.  For the avoidance of doubt, this Section 7.5.4 does not (a) apply to the Duke IP, Cellectis Patents or Existing In-License Agreements or (b) limit any of Precision’s representations and warranties under Section 10.1 and Section 10.2.

7.6       Consideration. The Parties acknowledge that each of the licenses and rights granted by Precision in this Agreement and each of the provisions of this Agreement for efforts or assistance by Precision and access to Precision Technology, individually and collectively, constitute good, valuable and sufficient consideration for each and all of the fees and payments called for hereunder and for each and all of the other obligations of TGTX, its Affiliates and its and their Sublicensees; and the Parties further acknowledge that the individual and collective rights under and access to Precision Technology renders the way in which those fees and payments hereunder are determined, their amount (and potential reduction) and their duration, appropriate and desirable as a matter of convenience.

7.7         Notice. Precision shall provide notice to TGTX in the event that Precision begins a process or enters into negotiations with any Third Party regarding a grant of license or other rights in [***].

ARTICLE 8

FEES, EQUITY ISSUANCES, ROYALTIES, & PAYMENTS

8.1         Upfront Payment. As partial consideration for the rights granted by Precision to TGTX pursuant to the terms of this Agreement, within thirty (30) days following the Effective Date, TGTX shall make a one-time payment to Precision equal to Five Million Two Hundred Fifty Thousand Dollars ($5,250,000).

8.2         Matters Related to Precision Equity Issuances.

8.2.1    Equity Issuances by Precision. As partial consideration for the rights granted by Precision to TGTX pursuant to the terms of this Agreement, Precision agrees to issue to TGTX, and TGTX agrees to pay for and accept, the Precision Shares, subject to the terms and conditions specified herein:

 (a)    Within thirty (30) days following the Effective Date, together with payment of the upfront payment pursuant to Section 8.1, TGTX shall make a one-time payment to Precision equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the “Upfront Precision Stock Payment”). TGTX shall, at least [***] prior to the date on which TGTX shall make the Upfront Precision Stock Payment, deliver a notice to Precision specifying the date on which such payment shall be made. Upon receipt of such payment and satisfaction of TGTX’s obligations under Section 8.1, Precision shall issue to TGTX the number of Precision Shares (rounded down to the nearest whole share) obtained by dividing the Upfront Precision Stock Payment by the Precision Share Price for the thirty (30) Trading Days preceding the Effective Date (the “Upfront Precision Stock Issuance”);

 (b)    Within twelve (12) months following the Effective Date, TGTX shall make a one-time payment to Precision equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Deferred Precision Stock Payment”). TGTX shall, at least [***] prior to the date on which TGTX shall make the Deferred Precision Stock Payment, deliver a notice to Precision specifying the date on which such payment shall be made. Upon receipt of such payment, Precision shall issue to TGTX the number of Precision Shares (rounded down to the nearest whole share) obtained by dividing the Deferred Precision Stock Payment by the Precision Share Price for the thirty (30) Trading Days preceding the date on which Precision receives the payment required by this Section 8.2.1(b) (such issuance, the “Deferred Precision Stock Issuance”);

 (c)    Upon the achievement of Milestone Event 1 (as set forth in Section 8.3), together with payment of the corresponding milestone payment pursuant to Section 8.3, TGTX shall make a one-time payment to Precision equal to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the “Milestone 1 Precision Stock Payment”) no later than thirty (30) days following the achievement of Milestone Event 1. TGTX shall, at least [***] prior to the date on which TGTX shall make the Milestone 1 Precision Stock Payment, deliver a notice to Precision specifying the date on which such payment shall be made. Upon receipt of such payment and satisfaction of TGTX’s payment obligations under Section 8.3 with respect to Milestone Event 1, Precision shall issue to TGTX the number of Precision Shares (rounded down to the nearest whole share) obtained by dividing the Milestone 1 Precision Stock Payment by the Precision Share Price for the thirty (30) Trading Days preceding the achievement date of Milestone Event 1 (such issuance, the “Milestone 1 Precision Stock Issuance”); and

 (d)    Upon the achievement of Milestone Event 2 (as set forth in Section 8.3), together with payment of the corresponding milestone payment pursuant to Section 8.3, TGTX shall make a one-time payment to Precision equal to Three Million Dollars ($3,000,000) (the “Final Precision Stock Payment” and together with the Upfront Precision Stock Payment, the Deferred Precision Stock Payment and the Milestone 1 Precision Stock Payment, the “Precision Stock Payments”) no later than thirty (30) days following the achievement of Milestone Event 2. TGTX shall, at least [***] prior to the date on which TGTX shall make the Final Precision Stock Payment, deliver a notice to Precision specifying the date on which such payment shall be made. Upon receipt of such payment and satisfaction of TGTX’s payment obligations under Section 8.3 with respect to Milestone Event 2, Precision shall issue to TGTX the number of Precision Shares (rounded down to the nearest whole share) obtained by dividing the Final Precision Stock Payment by the Precision Share Price for the thirty (30) Trading Days preceding the achievement date of Milestone Event 2 (such issuance, the “Final Precision Stock Issuance”, and, together with the Upfront Precision Stock Issuance, the Deferred Precision Stock Issuance and the Milestone 1 Precision Stock Issuance, the “Precision Stock Issuances”).

8.2.2     Representations and Warranties. Precision represents and warrants, as of the Effective Date, that:

 (a)    Subject to the accuracy of the representations made by TGTX in Section 8.2.3 of this Agreement, the offer, issuance and sale of the Precision Shares to TGTX as contemplated hereby will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the registration and qualification requirements of all applicable securities laws of the states of the United States;

 (b)   Precision has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

 (c)     Precision has all requisite corporate power and authority to issue the Precision Shares in accordance with the terms hereof;

 (d)    The Precision Shares have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal, purchase options, call options, subscription rights or other similar rights of stockholders of Precision, other than as arising pursuant to this Agreement, as a result of any action by TGTX, or any of its Affiliates, or under federal or state securities laws. No stop order or suspension of trading of the Precision Common Stock has been imposed by Nasdaq or the Securities and Exchange Commission and remains in effect;

 (e)    The Precision Common Stock is listed on Nasdaq and registered pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), and Precision has taken no action designed to or reasonably likely to have the effect of terminating the registration of the Precision Common Stock under the Exchange Act or delisting the Precision Common Stock from Nasdaq or any other applicable exchange; and

 (f)    The issuance and sale of the Precision Shares will not, on the date of the issuance and sale of the Precision Shares, (i) conflict with or result in a violation of any provision of Precision’s amended and restated certificate of incorporation, amended and restated bylaws and similar organizational documents, (ii) result in any encumbrance upon any of the Precision Shares, other than restrictions on resale pursuant to securities laws or as set forth in this Agreement, (iii) materially violate or conflict with, or result in a material breach, default, modification, acceleration of payment or termination under any provision of, or constitute a material default under, any contract entered into by Precision that is required to be filed as an exhibit by Precision in its public filings with the Securities and Exchange Commission pursuant to Items 601(b)(2), 601(b)(4), 601(b)(9) and 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission.

8.2.3    Representations and Warranties of TGTX. TGTX represents and warrants that (a) it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) it is acquiring the Precision Shares for investment for TGTX’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; (c) it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any Third Party, with respect to any of such Precision Common Stock; and (d) it acknowledges that Precision is under no obligation to register the Precision Shares or to furnish any information or take any other action to assist TGTX in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Precision Shares in the future.

8.2.4    Restrictions on the Precision Shares. TGTX understands and agrees that the Precision Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Precision Shares or any available exemption from registration under the Securities Act, the Precision Shares must be held indefinitely. TGTX understands the Precision Shares will bear restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of the Precision Shares):

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO PRECISION BIOSCIENCES, INC.) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.

THE SALE, PLEDGE, HYPOTHECATION AND TRANSFER OF THESE SHARES IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LICENSE AGREEMENT DATED JANUARY 7, 2024 BY AND AMONG PRECISION BIOSCIENCES, INC., TG CELL THERAPY, INC. AND TG THERAPEUTICS, INC., AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME.

THESE SHARES ARE SUBJECT TO AN AGREEMENT TO VOTE THESE SHARES IN THE MANNER SET FORTH IN THE LICENSE AGREEMENT DATED JANUARY 7, 2024 BY AND AMONG PRECISION BIOSCIENCES, INC., TG CELL THERAPY, INC., AND TG THERAPEUTICS, INC, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME.

If such Precision Shares are transferred (other than to a Permitted Transferee) pursuant to Section 8.2.6 of this Agreement, TGTX may request that Precision remove, and if so requested, Precision shall agree to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Precision Shares, if permitted by applicable securities law, within [***] of any such request; provided, however, that each Party will be responsible for any fees it incurs in connection with such request and removal.

Upon request from TGTX, subject to and following the expiration of the applicable Holding Period (as defined below), in connection with a sale or otherwise pursuant to Rule 144 of the Securities Act (“Rule 144”), Precision shall remove the legend on such Precision Shares set forth above, to be re-issued in certificate form or book-entry evidence of ownership, in each case without such legend; provided, that, (a) such Precision Shares are eligible to be sold pursuant to Rule 144 at a time the transferor is not, and has not been for ninety (90) days prior to such time, an affiliate of Precision as defined under Rule 144, or (b) if an affiliate, then sold or transferred in compliance with Rule 144, including without limitation in compliance with the current public information requirements of Rule 144 if applicable to Precision at the time of such sale or transfer, and, in the cases of clauses (a) and (b), the holder and its broker have delivered customary documents requested by counsel to Precision in connection with such sale or transfer; and, provided, further, that if an opinion of counsel is required, then, subject to receipt of customary documents requested by counsel to Precision, Precision shall instruct Precision’s counsel to deliver such legal opinion.

8.2.5    Limitations on the Number of Precision Shares Issued and Issuance Price. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate number of Precision Shares issuable pursuant to the Precision Stock Issuances exceed the Exchange Cap or otherwise cause Precision to be required to obtain Stockholder Approval. If, at any time following the Upfront Precision Stock Issuance but prior to any issuance of Precision Shares contemplated by Sections 8.2.1(b), 8.2.1(c), or 8.2.1(d), Precision (y) is no longer registered pursuant to Section 12(b) of the Exchange Act, or (z) has undergone a merger or consolidation with a Third Party in which Precision is not the surviving entity (each, an “Equity Termination Event”), then Precision (or its successor) shall not be obligated to issue any Precision Shares (or shares of any successor’s equity) following such Equity Termination Event; provided, however, that nothing in this Section 8.2.5 shall limit the aggregate cash payments (including the Precision Stock Payments) payable to Precision in connection with any Milestone Event.

8.2.6    Lock Up. TGTX agrees that it will hold and will not, directly or indirectly, without Precision’s prior approval, sell, transfer or otherwise dispose of any shares of Precision Common Stock or any securities convertible into or exercisable or exchangeable for Precision Common Stock (the “Lock-Up Securities”), or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Lock-Up Securities (any such transaction, a “Transfer”), until the expiration of the following holding periods (each, a “Holding Period”): (a) the three (3) year anniversary of the Effective Date with respect to the Precision Shares issued in connection with the Upfront Precision Stock Issuance; (b) the two (2) year anniversary of the Deferred Precision Stock Issuance with respect to the Precision Shares issued in connection with the Deferred Precision Stock Issuance; (c) the two (2) year anniversary of the Milestone 1 Precision Stock Issuance with respect to the Precision Shares issued in connection with the Milestone 1 Precision Stock Issuance; and (d) the two (2) year anniversary of the Final Precision Stock Issuance with respect to the Precision Shares issued in connection with the Final Precision Stock Issuance. Notwithstanding the foregoing, TGTX shall not be prohibited from (y) transferring any Lock-Up Securities to (i) a Permitted Transferee or (ii) Precision; or (z) disposing any Lock-Up Securities pursuant to (i) any merger, consolidation or similar transaction to which Precision is a constituent corporation or (ii) a bona fide tender offer or exchange offer made to all of the holders of Precision Common Stock by a Person other than TGTX (or any of its Affiliates or any Person acting on behalf of or as part of a group or in concert with TGTX or any of its Affiliates). Notwithstanding the foregoing, the restrictions on the Lock-Up Securities automatically shall terminate and be of no further force or effect (aa) in the event Precision enters into any definitive agreement with a Third Party during a Holding Period contemplating a (i) Change of Control pursuant to a merger, consolidation or similar transaction to which Precision is a constituent corporation or (ii) tender offer or exchange offer to be made to all of the holders of Precision Common Stock by a Third Party (other than a Third Party acting on behalf of or as part of a group or in concert with TGTX), (bb) if at any time during a Holding Period the Precision Shares represent greater than 19.99% ownership of Precision’s then-outstanding voting securities solely as a result of an action taken by Precision (provided that the restrictions shall only terminate and be of no further force and effect to the extent necessary to permit TGTX to reduce its ownership of shares to 19.99%), or (cc) upon the termination of this Agreement in accordance with its terms, whichever first occurs.

8.2.7    Voting Agreement. During the three (3) year period following the Effective Date (the “Restricted Period”), if Precision, its Chief Executive Officer and/or its Chief Financial Officer (each, a “Proxyholder”) instructs TGTX in writing to vote in favor of, or against, any matter, action, ratification or other event for which approval of the holders of Precision Common Stock is sought or upon which such holders are otherwise entitled to vote, including the election of directors, but excluding any Extraordinary Matter (collectively, a “Stockholder Matter”), then TGTX will (a) after receiving proper notice of any meeting of stockholders of Precision related to such Stockholder Matter (or, if no notice is required or such notice is properly waived, after notice from the Proxyholder is given), be present, in person or by proxy, as a holder of shares of Precision Common Stock at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and (b) vote (in person or by proxy, as applicable) all voting securities of Precision as to which TGTX has beneficial ownership or as to which TGTX otherwise exercises voting or dispositive authority in the manner directed by the Proxyholder. Notwithstanding the foregoing, TGTX may vote any or all of the securities of Precision as to which it is entitled to vote, as it may determine in its sole discretion, with respect to (y) any transaction which would result in a Change of Control of Precision and (z) any liquidation or dissolution of Precision (each, an “Extraordinary Matter”), if such Extraordinary Matter is presented to Precision’s stockholders for approval. To secure TGTX’s obligations to vote in accordance with this Agreement and to comply with the other terms hereof, TGTX hereby appoints the Proxyholder, or his or her designees, as TGTX’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all voting securities of Precision as to which TGTX has beneficial ownership or as to which TGTX otherwise exercises voting or dispositive authority in accordance with the provisions set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement. The proxy and power of attorney granted by TGTX pursuant to this Section 8.2.7 are coupled with an interest, are given to secure the performance of TGTX’s duties under this Agreement and will be irrevocable until the third (3rd) anniversary following the Effective Date. The proxy and power of attorney will survive any merger, consolidation, conversion or reorganization of TGTX or any other entity holding any voting securities of Precision (other than any securities sold by TGTX to a Third Party in compliance with Section 8.2.6). For the avoidance of doubt, the proxy granted by this Section 8.2.7 shall not apply to any Extraordinary Matter. Notwithstanding the foregoing, the provisions of this Section 8.2.7 shall automatically terminate and be of no further force or effect upon the termination of this Agreement in accordance with its terms.

8.2.8    Standstill. During the Restricted Period, TGTX and its Affiliates will not, directly or indirectly, except as expressly approved or invited by Precision in writing:

 (a)    effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, directly or indirectly, (i) any acquisition of any securities of Precision or any of its subsidiaries or any securities convertible into or exercisable or exchangeable for any securities of Precision or any of its subsidiaries (or beneficial ownership thereof); (ii) any acquisition of any material assets of Precision or any of its subsidiaries, (iii) any tender or exchange offer, merger or other business combination or Change of Control involving Precision or any of its subsidiaries, (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Precision or any of its subsidiaries, or (v) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any securities of Precision;

 (b)    form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of Precision or any of its subsidiaries;

 (c)    otherwise act, alone or in concert with others, to seek to control or influence the board of directors or the management or policies of Precision or any of its subsidiaries;

 (d)    take any action that would reasonably be expected to require Precision to make a public announcement regarding any of the matters set forth in this Section 8.2.8;

 (e)    enter into any discussions or arrangements with any Third Party with respect to any of the foregoing; or

 (f)    publicly disclose any intention, plan or arrangement regarding any of the matters set forth in this Section 8.2.8.

Notwithstanding the provisions set forth in this Section 8.2.8 (the “Standstill Provisions”), (x) if at any time (i) a Third Party enters into an agreement with Precision contemplating a Change of Control of Precision, including a merger, consolidation or other business combination transaction or tender offer related thereto, or the purchase of all or substantially all of the assets of Precision and its subsidiaries, or publicly announces its intention to do so, then the Standstill Provisions shall be suspended and of no further force or effect until the termination of such agreement or the public announcement of a withdrawal or abandonment of such intention, at which time the Standstill Provisions will be reinstated and apply in full force and effect or (ii) a Third Party commences, or publicly announces an intention to commence, a tender, exchange or offer that, if consummated, would result in a Change of Control of Precision, then the Standstill Provisions shall be suspended and of no force or effect until the expiration or termination of a tender, exchange or offer that has been commenced or the public announcement of a withdrawal or abandonment of an intention to commence a tender, exchange or offer at which time such restrictions will be reinstated and apply in full force and effect; (y) TGTX will not be precluded from making any confidential offers or proposals to the Precision Board of Directors in a manner reasonably believed not to require Precision to make a public announcement of such offer or proposal; provided that TGTX shall not publicly disclose any such offers or proposals; and (z) TGTX shall not be precluded from owning or acquiring interests in mutual funds or similar entities that own shares of Precision Common Stock, and nothing herein shall prohibit passive investments by pension or employee benefit plans of TGTX. Notwithstanding the foregoing, the Standstill Provisions shall automatically terminate and be of no further force or effect upon the termination of this Agreement in accordance with its terms.

8.3        Clinical and Regulatory Milestones. As partial consideration for the rights granted by Precision to TGTX hereunder with respect to the Licensed Product, TGTX shall pay to Precision or its designee the following milestone payments in the corresponding amount set forth in the right-hand column of the table immediately below upon the first achievement of each of the following milestone events in the left-hand column of the table immediately below by TGTX, its Affiliates or Sublicensees. The Milestone Events set forth below are intended to be sequential; achievement of a particular Milestone Event shall result in deemed achievement of all earlier Milestone Events; for example, achievement of Milestone Event 4 or Milestone Event 7 shall result in deemed achievement of Milestone Events 1 – 3.

	Clinical and Regulatory Milestone Event	Milestone Payment (USD)
1	[***]	$5,250,000
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]

8.3.1    For the avoidance of doubt, each of Milestone Events 1 – 9 is achievable only once.

8.3.2    TGTX shall notify Precision in writing no later than [***] after the achievement of each Milestone Event set forth in the table above and shall make the corresponding milestone payment within [***] after receipt by TGTX of an invoice from Precision delivered after such achievement; provided, however, that, subject to Section 8.14, TGTX may elect, in its discretion, to pay any such milestone payment (other than the payments with respect to Milestone Events 1 and 2) in (a) cash or (b) a combination of at least fifty percent (50%) cash and at most fifty percent (50%) TGTX Parent Consideration Shares that equal, in aggregate, the amount of such milestone payment.

8.4         Commercial Milestones. As partial consideration for the rights granted by Precision to TGTX hereunder with respect to the Licensed Product, TGTX shall pay to Precision the following milestone payments in the corresponding amount set forth in the right-hand column of the table immediately below (each, a “Commercial Milestone Payment”) upon the first achievement of each of the following milestone events in the left-hand column of the table immediately below by TGTX, its Affiliates or Sublicensees. For purposes of determining whether the Net Sales thresholds in the table below have been achieved, all Net Sales of all Licensed Products shall be aggregated globally for all sales made by TGTX or any of its Affiliates or its or their Sublicensees of all Licensed Product (regardless of indication), in any and all preparations, formulations, dosages, packaging or methods of administration thereof.

Commercial Milestone Event	Milestone Payment (USD)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

TGTX shall promptly notify Precision in writing of the achievement of each Milestone Event set forth in the table above within [***] after the end of the Calendar Year in which such milestone has been achieved and shall make the corresponding milestone payment within [***] after receipt by TGTX of an invoice from Precision delivered after such achievement; provided, however, that, subject to Section 8.14, TGTX may elect, in its discretion, to pay any such milestone payment in (a) cash or (b) a combination of at least fifty percent (50%) cash and at most fifty percent (50%) TGTX Parent Consideration Shares that equal, in aggregate, the amount of such milestone payment. Achievement of each Milestone Event measured by Net Sales shall result in achievement of all Milestone Events measured by a lower amount of Net Sales. To clarify, each Milestone Payment shall be a one-time payment, and once paid by TGTX to Precision, TGTX shall have no further obligation to make additional payments for the same Milestone Event.

8.5       [***].

8.6         Royalties.

8.6.1      Royalty Term. TGTX shall pay Precision royalties as set forth in this Section 8.6 on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory during the period of time beginning on the date of the First Commercial Sale of such Licensed Product in such country and continuing until the latest to occur of: (a) the expiration of the last-to-expire Valid Claim in such country Covering such Licensed Product; (b) the expiration of any period of data, regulatory, or market exclusivity, or supplemental protection certificates (other than Patents) covering the Licensed Product in such country; and (c) ten (10) years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).

8.6.2    Royalty Rates. On a Licensed Product-by-Licensed Product and country-by-country basis, during the Royalty Term, TGTX shall pay to Precision a royalty equal to the percentages of aggregate annual Net Sales of such Licensed Product, as set forth below (the “Royalty”), calculated by multiplying the applicable royalty rate percentage for the region in which the applicable Net Sales occurred by the portion of aggregate, global Net Sales of the Licensed Products that occurred in the applicable region (i.e., inside or outside of the U.S.) in such Calendar Year. For purposes of determining whether the Net Sales thresholds in the table below have been achieved, all Net Sales of all Licensed Products shall be aggregated globally for all sales made by TGTX or any of its Affiliates or its or their Sublicensees of all Licensed Product (regardless of indication), in any and all preparations, formulations, dosages, packaging or methods of administration thereof, in all applicable countries during the Royalty Term (i.e., regardless of whether such Net Sales occur inside or outside of the U.S.).

Location of Net Sales	Annual Net Sales of the Licensed Products	Royalty Rate
Net Sales occurring inside the U.S.	Aggregate annual global Net Sales of Licensed Products less than [***]	[***]
Net Sales occurring inside the U.S.	Aggregate annual global Net Sales of Licensed Products equal to or greater than [***] but less than [***]	[***]
Net Sales occurring inside the U.S.	Aggregate annual global Net Sales of Licensed Products equal to or greater than [***] but less than [***]	[***]
Net Sales occurring inside the U.S.	Aggregate annual global Net Sales of Licensed Products equal to or greater than [***]	[***]
Net Sales occurring outside the U.S.	Aggregate annual global Net Sales of Licensed Products less than [***]	[***]
Net Sales occurring outside the U.S.	Aggregate annual global Net Sales of Licensed Products equal to or greater than [***] but less than [***]	[***]
Net Sales occurring outside the U.S.	Aggregate annual global Net Sales of Licensed Products equal to or greater than [***] but less than [***]	[***]
Net Sales occurring outside the U.S.	Aggregate annual global Net Sales of Licensed Products equal to or greater than [***]	[***]

8.6.3    Royalty Reduction.

 (a)    Valid Claim. If, at the time a Licensed Product is sold in a country during the Royalty Term for such Licensed Product, there is no longer a Valid Claim that Covers such Licensed Product in such country, the Royalty rates provided in Section 8.6.2 above for the sale of such Licensed Product in such country will be reduced in such country by [***].

 (b)    Biosimilar Competition. If, on a country-by-country basis, one or more Third Parties commercializes one or more Biosimilar Products with respect to a Licensed Product in a country and the aggregate units of such Licensed Product sold in that country during any Calendar Quarter following introduction of such Biosimilar Products have fallen by at least:

(i)      [***] in that country as compared to the average quarterly total aggregate units of such Licensed Products sold in such country during the [***] immediately prior to the Calendar Quarter in which such Biosimilar Products were first introduced, where unit volume sales will be identified and calculated based on relevant information published by IQVIA, any successor to IQVIA, or any other similar Third Party source reasonably agreed upon by the Parties, or, if unavailable, data obtained by TGTX from its Distributors and presented to Precision with sufficient detail to reasonably demonstrate its validity, then the Net Sales in such country used to calculate the Royalty payments due to Precision pursuant to Section 8.6.2 for such Licensed Product will be reduced by [***]; or

(ii)      [***] in that country as compared to the average quarterly total aggregate units of such Licensed Products sold in such country during the last [***] immediately prior to the Calendar Quarter in which such Biosimilar Products were first introduced, where unit volume sales will be identified and calculated based on relevant information published by IQVIA, any successor to IQVIA, or any other similar Third Party source reasonably agreed upon by the Parties, or, if unavailable, data obtained by TGTX from its Distributors and presented to Precision with sufficient detail to reasonably demonstrate its validity, then the Net Sales in such country used to calculate the Royalty Payments due to Precision pursuant to Section 8.6.2 for such Licensed Product will be reduced by [***].

 (c)    Third Party Licenses. If TGTX obtains a license under Patents owned or controlled by a Third Party in a country that [***] any Licensed Product in the Licensed Field, then TGTX may offset against the Royalty payments due to Precision with respect to sales of such Licensed Product in such country an amount equal to [***] paid to such Third Party under such agreement in such country with respect to such sales.

 (d)    Cumulative Effect of Royalty Reductions. On a Licensed Product-by-Licensed Product and country-by-country basis, in no event will the royalty reductions for such Licensed Product permitted under subsections (a) to (c) of this Section 8.6.3, alone or together, reduce the Royalty payments due to Precision with respect to such Licensed Product pursuant to Section 8.6.2 in a country in a given Calendar Quarter by more than [***] of the applicable Royalty payments that would otherwise be owed on the Net Sales of such Licensed Product in such country.

8.7        Payment; Reports. Royalty payments due by TGTX to Precision under Section 8.6 shall be: (a) calculated and reported for each Calendar Quarter; (b) paid within [***] after the end of each Calendar Quarter; and (c) accompanied by a report setting forth, with respect to each Calendar Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) Net Sales of the Licensed Product by the applicable Selling Party(ies) in the Territory, and (ii) a calculation of the Royalty due by TGTX to Precision on such Net Sales.

8.8        Method of Payment; Currency Conversion. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee; provided however, that a Party shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. When conversion of payments from any currency other than Dollars is required, such Party’s then-current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars; provided, that this methodology is used by such Party in the translation of its foreign currency operating results, is consistent with U.S. GAAP or IFRS, as applicable, is audited by such Party’s independent certified public accountants in connection with the audit of the consolidated financial statements of such Party, and is used for external reporting of foreign currency operating results.

8.9       Records and Audits. TGTX shall maintain complete and accurate records in sufficient detail to permit Precision to confirm the accuracy of Commercial Milestone Payments and Royalty payments payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [***] from the creation of individual records, for examination at Precision’s expense, and not more often than [***], by an independent certified public accountant selected by Precision and reasonably acceptable to TGTX for the sole purpose of verifying for Precision the accuracy of the financial statements or reports furnished by TGTX pursuant to this Agreement or of any payments made, or required to be made, by TGTX to Precision pursuant to this Agreement. No Calendar Quarter shall be subject to audit more than one time. Any such auditor shall not disclose TGTX’s Confidential Proprietary Information to Precision, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by TGTX or the amount of payments due by TGTX under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [***] after the accountant’s report, plus interest (as set forth in Section 8.10) from the original due date (unless challenged in good faith by TGTX, in which case any undisputed portion shall be paid in accordance with the foregoing timetable, any dispute with respect to such challenge shall be resolved in accordance with Section 14.2, and any remaining disputed portion shall be paid within [***] after resolution of the dispute). Precision shall bear the full cost of such audit unless such audit reveals an underpayment by TGTX during the applicable audit period, which underpayment was more than [***] of the amount set forth in such report, in which case TGTX shall bear the full cost of such audit.

8.10       Late Payments. If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at [***]. The payment of such interest shall not limit Precision from exercising any other rights it may have as a consequence of the lateness of any payment.

8.11       Taxes.

8.11.1    Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

8.11.2    Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payments made by TGTX to Precision under this Agreement. Without limiting the generality of the foregoing, Precision shall provide TGTX any tax forms and other information that may be reasonably necessary in order for TGTX to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

8.11.3    Payment of Taxes. To the extent TGTX is required by Applicable Law to deduct and withhold taxes on any payment to Precision, such amount shall be withheld or deducted from the payment to be made by TGTX and TGTX shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Precision an official tax certificate or other evidence of such withholding sufficient to enable Precision to claim such payment of taxes. For the avoidance of doubt, to the extent that any such amount is withheld or deducted by TGTX, such withheld or deducted amount shall be treated for all purposes of this Agreement as having been paid to Precision, and TGTX shall not increase any payment due to Precision under this Agreement for any such withholding or deduction.

8.11.4    Treatment of Certain Withholding Taxes. Notwithstanding anything to the contrary in Section 8.11.3, if TGTX is required to deduct and withhold taxes on any payment to Precision and such withholding obligation arises as a result of any action by TGTX that has the effect of modifying the tax treatment of the Parties (including any assignment or sublicense, any change of domicile, or any failure on the part of the paying Party to comply with Applicable Law or filing or record retention requirements) (a “Withholding Tax Action”), then the sum payable by TGTX (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Precision actually receives, as appropriate, a sum equal to the sum that it would have received had no such Withholding Tax Action occurred. For clarity, this Section 8.11.4 does not apply with respect to taxes that TGTX includes in its calculation of Net Sales in accordance with U.S. GAAP. For the avoidance of doubt, TGTX shall not be required to increase any sum payable for any deduction or withholding obligation arising as a result of any action by Precision that has the effect of modifying the tax treatment of the Parties (including any assignment, any change of domicile, or any failure on the part of Precision to comply with Applicable Law or filing or record retention requirements), which action(s) shall not constitute a Withholding Tax Action.

8.12       Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued on Net Sales in that country shall be paid in the equivalent amount in Dollars.

8.13      Manner and Place of Payment. All payments (other than payments made by TGTX in TGTX Parent Consideration Shares) owed under this Agreement to Precision shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Precision, unless otherwise specified in writing by Precision.

8.14      TGTX Equity Issuances. For purposes of determining the number of TGTX Parent Consideration Shares to be issued pursuant to Section 8.3 or 8.4, the value of such shares shall be based on the thirty (30) Trading Day VWAP of the TGTX Parent Common Stock immediately prior to the date on which the corresponding Milestone Event is achieved. In the event that TGTX elects to make any portion of an applicable milestone payment with a combination of cash and TGTX Parent Consideration Shares, TGTX and TGTX Parent shall satisfy and comply with each of the following obligations, and if any of the following obligations are and have not been satisfied as of each applicable payment date, TGTX shall be required to pay the applicable milestone payment entirely in cash:

8.14.1    The representations and warranties made by Precision in Section 8.2.2 shall be made by each of TGTX and TGTX Parent, and the representations and warranties made by TGTX in Sections 8.2.3(a), (b) and (c) shall be made by Precision as of the Effective Date, in each case as if such representations and warranties were restated in this Section 8.14.1, mutatis mutandis, with the applicable references to “Precision” being replaced with references to “each of TGTX and TGTX Parent” (except with, for purposes of Section 8.2.2(c), the applicable references to “Precision” being replaced with reference to “TGTX Parent”) and the applicable references to “TGTX” being replaced with references to “Precision”; provided, however, that references to “Precision” in “Precision Shares” and “Precision Common Stock” shall be replaced with “TGTX Parent”; and provided, further, for the avoidance of doubt, Precision shall be entitled to (and does not make any representations or warranties that it will not) immediately sell any TGTX Parent Consideration Shares upon issuance;

8.14.2     the representations and warranties described in Section 8.14.1 that are made by TGTX and TGTX Parent shall be deemed to be made as of, and accurate on, each date that TGTX Parent issues TGTX Parent Consideration Shares to Precision in accordance with this Agreement;

8.14.3     the TGTX Parent Consideration Shares issued with respect to the applicable Milestone Event shall be freely and immediately tradable by Precision on Nasdaq;

8.14.4     TGTX Parent shall have taken, and shall take, all appropriate actions to comply with applicable securities laws and regulations and Nasdaq listing requirements to enable the immediate and continuous sale of the TGTX Parent Consideration Shares by Precision without restriction, including, at TGTX Parent’s election, (a) obtaining an opinion from counsel to TGTX Parent or a no-action letter confirming that such shares, when issued, are not subject to any holding period or other restriction under Rule 144 or (b) filing and continuously maintaining the effectiveness of a registration statement registering the offer and sale of such shares under the Securities Act until all such shares may be sold by Precision under Rule 144 free of any restrictions; and

8.14.5    the covenants made by TGTX and Precision in Sections 8.2.7 and 8.2.8 shall be covenanted and agreed to by Precision and TGTX, respectively, as if such covenants were restated in this Section 8.14.5, mutatis mutandis, with the applicable references to “Precision” being replaced with references to “TGTX” or “TGTX Parent,” as appropriate, the applicable references to “TGTX” being replaced with references to “Precision,” and the applicable cross-references updated accordingly in the context of the restatement of such covenants in this Section 8.14.5.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1         Ownership of Intellectual Property.

9.1.1    Background IP. As between the Parties, and subject to the licenses granted under this Agreement (a) TGTX shall solely own (or retain ownership of) all rights, title and interests in and to the TGTX Background IP, and (b) Precision shall solely own (or retain ownership of) all rights, title and interests in and to the Precision Background IP. If any Third Party becomes an Acquirer of a Party after the Effective Date pursuant to a Change of Control of such Party, any Patents and Know-How Controlled by the Acquirer before the relevant Change of Control transaction or thereafter during the Term will not be considered part of the Precision Background IP (where Precision is the acquired Party) or TGTX Background IP (where TGTX is the acquired Party); provided, however, that any Patents or Know-How that would otherwise constitute Precision Background IP or TGTX Background IP, as applicable, and are discovered or created by or on behalf of the Acquirer after the relevant Change of Control transaction in connection with activities under this Agreement, will be considered part of the Precision Background IP or TGTX Background IP, accordingly.

9.1.2    Inventions. Ownership of Inventions arising under this Agreement shall be as follows:

 (a)    TGTX shall solely own (or retain ownership of) all Inventions discovered, created, acquired, conceived or reduced to practice, solely by or on behalf of TGTX or any of its Affiliates in the course of performing activities under this Agreement, except to the extent constituting Precision Sole IP (“TGTX Sole IP”).

 (b)    Precision shall solely own (or retain ownership of) (i) all Inventions discovered, created, acquired, conceived or reduced to practice, solely by or on behalf of Precision or any of its Affiliates in the course of performing activities under this Agreement, and (ii) all Inventions that relate to the [***], whether discovered, created, conceived or reduced to practice by or on behalf of TGTX or Precision or any of their respective Affiliates in the course of performing activities under this Agreement (“Precision Sole IP”). TGTX agrees to assign and hereby assigns to Precision all of its and its Affiliates’ right, title and interests in and to the Precision Sole IP and agrees to execute such documents and perform such other acts as Precision may reasonably request to obtain, perfect and enforce the Precision Sole IP and the assignment thereof.

 (c)    Except to the extent constituting Precision Sole IP, any Invention discovered, created, conceived, reduced to practice or acquired, jointly by or on behalf of the Parties in the course of performing activities under this Agreement (“Joint IP”), will be jointly owned by the Parties.

9.1.3     Inventorship. Inventorship as between the Parties will be determined in accordance with U.S. patent laws. All such determinations shall be documented to ensure that the Patent claims in any divisional or continuation patent applications reflect appropriate inventorship.

9.1.4     Rights of Joint Owners. Subject to the licenses granted hereunder and the payment obligations under Article 8, each Party shall have full rights to exploit and license Joint IP (and any Patents therein), without any obligation or requirement of an accounting to the other Party.

9.1.5      Independent Development. Subject to the licenses granted hereunder, nothing in this Agreement shall be construed as limiting either TGTX’s or Precision’s right to Develop and in-license technology related to the TGTX Background IP (in the case of TGTX) or Precision Background IP (in the case of Precision) outside the scope of this Agreement in its ordinary course of business.

9.1.6   Assignment Obligation. Each Party shall cause all of its Affiliates, directors, officers, employees, agents, independent contractors, Sublicensees, consultants, and others who perform activities for such Party under this Agreement (each, a “Representative”) to be under an appropriate obligation of confidentiality and non-use consistent with the provisions of this Agreement and an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, provide a license, preferably exclusive, under) to such Party their rights in and to any Inventions and all intellectual property rights therein such that the Party is able to comply with its obligations under this Agreement as if such Invention had been discovered, created, acquired, conceived or reduced to practice by such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, preferably exclusive, or right to obtain such a license). Each Party shall use reasonable efforts to promptly disclose to the other Party in writing all Inventions arising under this Agreement that are owned by the other Party, including any invention disclosures, or other similar documents, submitted to it by its Representatives describing such Inventions, and all information relating to such Inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such Invention.

9.2         Patent Prosecution and Maintenance.

9.2.1    Rights to Prosecute and Maintain Patents. As between the Parties:

 (a)    TGTX has the sole right, but not the obligation, to Prosecute and Maintain any Patents constituting or claiming any TGTX Background IP or TGTX Sole IP, at TGTX’s sole cost and expense.

 (b)    Precision (or Precision’s designee, as applicable) has the first right, but not the obligation, to Prosecute and Maintain any Patents constituting or claiming any Precision Background IP or Precision Sole IP, at Precision’s (or its designee’s, as applicable) sole cost and expense. Precision will give TGTX the opportunity to review (i) the text of any Precision Product-Specific Claim and (ii) responses to office actions related thereto, in each case, before filing of the relevant application or responding to such office action. Precision will reasonably consider any input or feedback from TGTX with respect to the foregoing, provided, that Precision shall have the final authority with respect to any such decisions. In the event that Precision (or Precision’s designee, as applicable) elects not to conduct a Patent Defense Matter with respect to a Precision Patent, Precision may, in Precision’s sole discretion, elect to permit TGTX to conduct such Patent Defense Matter, at TGTX’s sole cost and expense. In the event that Precision elects in writing to permit TGTX to conduct a Patent Defense Matter with respect to any Precision Patent, TGTX shall keep Precision reasonably informed of the status of such Patent Defense Matter and shall consider in good faith Precision’s comments thereon. TGTX shall provide Precision with drafts of all material papers and statements to be filed in connection with such Patent Defense Matter in sufficient time to allow Precision to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by Precision before filing such papers or statements. Precision may, at its own expense, join as a party to such Patent Defense Matter and be represented in any such action by counsel of its own choice.

 (c)    TGTX has the first right, but not the obligation, to Prosecute and Maintain any Patents constituting or claiming any Joint IP, at TGTX’s sole cost and expense, and Precision shall have the secondary right, at Precision’s sole cost and expense, to Prosecute and Maintain any Patents constituting or claiming any Joint IP, subject to and in accordance with Section 9.2.2.

 (d)    TGTX acknowledges and agrees that Precision has no rights or responsibility for preparing, filing, Prosecuting or Maintaining the Cellectis Patents. For clarity, TGTX shall have no rights with respect to preparing, filing Prosecuting or Maintaining the Cellectis Patents.

9.2.2   Prosecution and Maintenance Procedures for Joint IP. The Party handling the Prosecution and Maintenance of a Patent claiming or constituting Joint IP under Section 9.2.1(c) (the “Prosecuting Party”) shall keep the other Party reasonably informed of the status of the applicable Patent and shall promptly provide the other Party with all material correspondence received from any patent authority in connection therewith. In addition, the Prosecuting Party shall promptly provide the other Party with drafts of all proposed material filings and correspondence to any patent authority with respect to the applicable Patent for the other Party’s review and comment prior to the submission of such proposed filings and correspondences, and the Prosecuting Party shall consider the other Party’s reasonable comments in good faith. The Prosecuting Party shall notify the other Party of its intention to suspend or cease any Prosecution and Maintenance of any such Patent. The Prosecuting Party shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent. In such event, the Prosecuting Party shall permit the other Party, at the other Party’s discretion and at its sole expense, to continue Prosecution and Maintenance of such Patent.

9.2.3    Separation of Patent Claims.

 (a)    If a Party determines that an application for a Patent filed, or sought to be filed, by the other Party claims [***], then the Parties agree that, to the extent practicable, such application shall be divided into two (2) or more Patent applications, so that each application shall contain claims that cover only [***].

 (b)    If the division contemplated in Section 9.2.3(a) is not practicable, or a single claim covers [***], then such Patent application shall be subject to the provisions of this Agreement relating to [***].

 (c)    Similarly, an attempt shall be made to divide Patent applications into those that claim Inventions [***].

9.2.4    Cooperation of the Parties. Each Party shall, at the other Party’s reasonable request, cooperate with the other Party in the Prosecution and Maintenance of Patents under this Section 9.2 at [***] cost (except as expressly set forth otherwise in this Article 9), including by: (a) executing all papers and instruments, or requiring its Representatives, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country as permitted by this Section 9.2; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patents. [***]. Each Party will use reasonable efforts via good faith consultation with the other to avoid creating potential issues in Prosecution and Maintenance of Patents under this Section 9.2.

9.2.5    Patent Working Group. Each Party shall designate to the other Party in writing a patent Prosecution and Maintenance representative to liaise with the other Party’s patent Prosecution and Maintenance representative with respect to the Prosecution and Maintenance of Patents under this Section 9.2; such representatives will meet no less frequently than quarterly during the Term, by means of teleconference, Internet conference, videoconference, or other similar communication method, to discuss matters relevant to the Prosecution and Maintenance of Patents under this Section 9.2, including timing of planned filings and other upcoming Prosecution and Maintenance actions. Each Party may update its patent Prosecution and Maintenance representative at any time upon written notice to the other Party.

9.3         Infringement or Misappropriation by Third Parties.

9.3.1    Notice. Each Party shall notify the other within [ten (10) Business Days] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Precision Patents or Joint Patents, in each case in the Licensed Field in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Precision Patents or Joint Patents (collectively “Infringement”).

9.3.2    Joint IP and Precision Product Patents.

 (a)    As between the Parties, TGTX has the first right, but not the obligation, to bring and control any legal action, at [***] cost and expense, in connection with (i) any Infringement of any [***] or (ii) any Infringement of any Joint IP (other than any [***]) that is competitive with the Licensed Product. TGTX shall keep Precision reasonably informed of the status of such enforcement efforts for such Joint IP or [***] and shall consider in good faith Precision’s comments thereon. TGTX shall provide Precision with drafts of all material papers and statements to be filed with the court in sufficient time to allow Precision to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by Precision before filing such papers or statements. Precision may, at [***] expense, join as a party to such claim, suit, or proceeding and be represented in any such action by counsel of its own choice. If TGTX does not bring such legal action within [***] after the notice provided pursuant to Section 9.3.1 (or within such shorter period prior to the next deadline for any action that must be taken in order to bring such legal action), Precision may bring and control any legal action in connection with such Infringement, at [***] cost and expense as it reasonably determines appropriate so long as TGTX does not reasonably object to such action.

 (b)    As between the Parties, Precision shall have the first right, but not the obligation, to bring and control any legal action, at [***] cost and expense, in connection with any Infringement of any Joint IP (other than any Infringement described in Section 9.3.2(a)). Precision shall keep TGTX reasonably informed of the status of such enforcement efforts for such Joint IP and shall consider in good faith TGTX’s comments thereon. Precision shall provide TGTX with drafts of all material papers and statements to be filed with the court in sufficient time to allow TGTX to review, consider and substantively comment thereon, and shall in good faith consider all reasonable comments thereto by TGTX before filing such papers or statements. TGTX may, at its own expense, join as a party to such claim, suit, or proceeding and be represented in any such action by counsel of its own choice. If Precision does not bring such legal action within [***] after the notice provided pursuant to Section 9.3.1, TGTX may bring and control any legal action in connection with such Infringement, at [***] cost and expense as it reasonably determines appropriate.

9.3.3    Precision Background IP and Precision Sole IP. Except as set forth in Section 9.3.2(a), as between the Parties, Precision has the sole right to initiate any proceedings or take other appropriate actions against an infringement of any Precision Background IP or Precision Sole IP and to defend against any challenge of any Precision Background IP or Precision Sole IP that are brought by a Third Party in connection with such infringement. TGTX acknowledges and agrees that (a) Precision has no rights or responsibility for enforcing the Cellectis Patents, and therefore all references to Precision Background IP in this Section 9.3 shall be deemed to exclude the Cellectis Patents for all purposes, (b) prior to initiating enforcement actions against a Third Party with respect to certain Precision Patents which are subject to the non-exclusive license granted by Precision to Cellectis S.A. pursuant to the Cellectis Agreement, Precision is required by the Cellectis Agreement to confirm that Cellectis S.A. has not granted a license to such Third Party under such Precision Patents, and TGTX will cooperate with Precision in taking such actions as required by the Cellectis Agreement, and (c) Duke retains discretion as to whether to become a party plaintiff and has certain rights with respect to enforcement of Patents contained within the Duke IP in the event Precision does not enforce such Patents.

9.3.4    TGTX Background IP and TGTX Sole IP. TGTX has the sole right to initiate any proceedings or take other appropriate actions against an infringement of any TGTX Background IP or TGTX Sole IP and to defend against any challenge of any TGTX Background IP or TGTX Sole IP that are brought by a Third Party in connection with such infringement.

9.3.5    Allocation of Recoveries. Any recoveries resulting from enforcement action relating to a claim of Infringement shall be [***].

9.3.6    Cooperation. At the request and expense of the Party bringing an action under this Section 9.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the applicable Patents without the prior written consent of the other Party.

9.4       Defense and Settlement of Third Party Claims. Each Party shall promptly notify the other in writing of: (a) any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party; or (b) any declaratory judgment action that is brought naming either Party as a defendant and alleging invalidity of any of the Precision Patents, or Joint Patents. Precision has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third Party rights by Precision’s activities at [***] expense and by counsel of its own choice, and TGTX may, at [***] expense, be represented in any such action by counsel of its own choice. TGTX has the sole right to control any defense of any such claim described in (a) involving alleged infringement of Third Party rights by TGTX’s activities at [***] expense and by counsel of its own choice, and Precision may, at [***] expense, be represented in any such action by counsel of its own choice. Neither Party may settle any patent infringement litigation under this Section 9.4 in a manner that admits the invalidity or unenforceability of the other Party’s Patents or a Joint Patent or imposes on the other Party restrictions or obligations or other liabilities, without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Nothing in this Section 9.4 will limit any indemnification rights or obligations of a Party under Article 11.

9.5        Patent Extension. The Parties shall cooperate in determining whether a Joint Patent claiming or covering a Licensed Product should be extended, and thereafter the Parties shall cooperate in obtaining patent term restorations, supplemental protection certificates or their equivalents, and other forms of patent term extensions for a given Licensed Product with respect to any applicable Joint Patent in any country or region where applicable. Precision shall have final decision-making authority with respect to decisions regarding patent term extensions for Precision Patents. TGTX shall have final decision-making authority with respect to decisions regarding patent term extensions for TGTX Patents.

9.6         CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Licensed ARCUS Nuclease and Licensed Products under such safe harbor provisions.

9.7      Licenses to Third Party Intellectual Property Rights. If (a) a Party becomes aware of any Patent of a Third Party that (i) claims or embodies the Licensed ARCUS Nuclease or ARCUS Technology as a composition of matter, or a method of making or using the Licensed ARCUS Nuclease or ARCUS Technology and (ii) is not the subject of an agreement with a Party as of or prior to the Effective Date; then (b) such Party shall notify the other in writing, identifying the relevant Patent. Precision shall have the first right (but not the obligation) to negotiate and obtain a license from such Third Party under such Patent described under a notice described in the foregoing (a) for a period of [***] following the date of such notice.

9.8       Licensed Product Trademarks. TGTX shall have the right to select, and the right to use and to register in any trademark office in the Territory, any trademark for use with the Licensed Product (the “Licensed Product Trademarks”); provided that TGTX shall not use, file applications for, or register any trademarks owned by Precision (or its Affiliates or licensees), or that are confusingly similar thereto, whether stand-alone or in combination with a design element, for the benefit of branding (including co-branding) without the prior written consent of Precision. As between the Parties, TGTX shall own all right, title and interest in and to any such Licensed Product Trademarks adopted by TGTX for use with a Licensed Product, and is responsible for the registration, filing, maintenance and enforcement thereof.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1       Mutual Representations and Warranties. Each of TGTX and Precision represent and warrant that, as of the Effective Date:

10.1.1    it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates and/or Third Parties) to enable it to perform its obligations under this Agreement;

10.1.2    it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

10.1.3    this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.

10.2       Precision Representations and Warranties. Precision represents and warrants to TGTX that, as of the Effective Date:

10.2.1    No Grants that Conflict with this Agreement. Precision and its Affiliates have not granted any rights (or other encumbrances) to any Third Party under Precision Technology that conflict with the rights granted to TGTX hereunder.

10.2.2    Existing Patents.

(a)     All Precision Patents Covering the Licensed Product or the Licensed ARCUS Nuclease that exist as of the Effective Date, other than the Cellectis Patents, that are issued or subject to a pending application for issuance are listed on Exhibit 10.2.2 (the “Existing Patents”).

(b)    The Existing Patents and the Cellectis Patents represent all Patents Controlled by Precision that Cover the Licensed Product, the Licensed ARCUS Nuclease, or the Exploitation of any of the foregoing in the Licensed Field.

(c)     All Existing Patents are: (i) to the extent issued (unless otherwise indicated on Exhibit 10.2.2), subsisting and, to Precision’s Knowledge, not invalid or unenforceable, in whole or in part, or to Precision’s Knowledge, confer a valid right to claim priority thereto; (ii) solely and exclusively owned or exclusively licensed to Precision, free of any encumbrance, lien or claim of ownership by any Third Party; (iii) in respect of Existing Patents owned by Precision, to the extent subject to a pending application for issuance, being prosecuted in good faith in the respective patent offices in which such applications have been filed in accordance with Applicable Law and, to Precision’s Knowledge, all material references, documents and information have been presented to the relevant patent office in respect of such Existing Patents to the extent required by such patent office; (iv) in respect of Existing Patents owned by Precision, filed and maintained in accordance with applicable Patent office rules, and all applicable fees applicable thereto have been paid on or before any final due date for payment; and (v) in respect of Existing Patents owned by Precision, all Representatives of Precision who have performed any activities on its behalf in connection with the inventions claimed in the Existing Patents have assigned to Precision the whole of their rights in any intellectual property rights thereto conceived or reduced to practice by them, and no such Representative has any rights to any such Existing Patents.

(d)    [***].

10.2.3    [***].

10.2.4    [***].

10.2.5    Other Material Claims and Actions. There are no claims, actions, or proceedings pending or, to Precision’s Knowledge, threatened by any Third Party against Precision or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Precision’s ability to grant the licenses or rights granted to TGTX under this Agreement.

10.2.6    No Government Funding. Except with respect to the Duke IP, the Inventions claimed or covered by the Precision Patents: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 (the “Bayh-Dole Act”).

10.2.7    Regulatory Compliance of the Batch. The batch of released Clinical Trial material to be delivered pursuant to Section 6.2.1 at the time of delivery to TGTX by Precision: [***].

10.2.8    Manufacturing Facilities. To Precision’s Knowledge, all facilities used by Precision in connection with the Manufacture of the Licensed Product, including batch number PBCAR0191-2023-0006, are in good operating condition and repair, were designed to be capable to and were utilized by Precision to Manufacture the Licensed Product [***]. To Precision’s Knowledge, no inspection of such facilities has resulted in any warning letter, notice of violation letter or other notice, response or commitment made to or with the FDA or any other Governmental Authority.

10.3       TGTX Representations and Warranties. TGTX represents and warrants to Precision that, as of the Effective Date, TGTX and its Affiliates have not granted any rights (or other encumbrances) to any Third Party under TGTX Arising IP or TGTX Background IP that conflict with the rights granted to Precision hereunder.

10.4       Mutual Covenants.

10.4.1    Debarment. Each Party represents and warrants to the other Party that such Party has not, and its Representatives have not been: (a) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

10.4.2    Protection of Information. Each Party agrees that during the Term of this Agreement, and without limiting its obligations hereunder, such Party shall implement technical and organizational measures to protect all information under the Agreement that are appropriate and that provide no less protection than both (a) good industry practice (i.e., in accordance with ISO 27001 and/or similar industry standards) and (b) such Party’s measures to protect its own information of a similar nature or importance.

10.5     Precision Covenant. Precision covenants and agrees that during the Term: (1) it shall satisfy all of its obligations under (including making all payments), and take all steps to maintain in full force and effect, the Existing In-License Agreements; (2) it will not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 15.7), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify an Existing In-License Agreement in any manner that limits TGTX’s exercise of the rights granted in this Agreement without the prior written consent of TGTX; and (3) it will provide TGTX with prompt notice of any claim of a breach under an Existing In-License Agreement made by either Precision or Duke or Cellectis S.A., as applicable. Notwithstanding anything herein to the contrary, Precision may, at any time, create a security interest in, pledge or assign, all or any portion of its rights under and interest in the Existing In-License Agreements in favor of any senior secured creditor of Precision, and such senior secured creditor may enforce such pledge or security interest in any manner permitted under applicable law; provided, however, that any such security interest, pledge, or assignment by Precision of all or any portion of its rights under and interest in the Existing In-License Agreements shall not diminish or impair the rights of TGTX under this Agreement.

10.6       Compliance.

10.6.1    Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply with, all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

10.6.2    Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement. “Internal Compliance Codes,” as used in this Section 10.6.2, means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws and such Party’s internal ethical, medical and similar standards.

10.6.3    Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

10.6.4    Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 10.6, each Party covenants to the other that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration and termination of this Agreement, such Party and, to its knowledge, its Affiliates and its and its Affiliates’ Representatives, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purpose of this Section 10.6.4, “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.

10.7      Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 10 AND IN SECTIONS 8.2.2, 8.2.3, AND 8.14, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS OR THE AVAILABILITY OF ANY LICENSES WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT ANY LICENSED PRODUCTS, INCLUDING THE RESEARCH, MANUFACTURE, DEVELOPMENT OR COMMERCIALIZATION THEREOF, WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

ARTICLE 11

INDEMNIFICATION

11.1        Indemnity.

11.1.1    By Precision. Precision shall defend, indemnify and hold harmless TGTX and its Affiliates, and their respective Representatives (each, a “TGTX Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any TGTX Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Precision or its Affiliates in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties, and covenants made hereunder by Precision; except, in each case, to the extent such Losses result from matters subject to clause (a), (b) or (c) of Section 11.1.2.

11.1.2    By TGTX. TGTX shall defend, indemnify and hold harmless Precision, its Affiliates, Duke, and its and their respective Representatives (each, a “Precision Indemnitee”) from and against any and all Losses to which any Precision Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of TGTX, its Affiliates, or its or their respective Sublicensees in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by TGTX; or (c) [***]; except, in each case, to the extent such Losses result from matters subject to clause (a) or (b) of Section 11.1.1.

11.1.3    Procedure. A Party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim in a manner that admits liability of Indemnitee or requires Indemnitee to perform any material obligations (other than payment of money which will be fully satisfied by Indemnitor) without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively engaged in activities relating to defending or settling the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does assume activities in furtherance of the defense and settlement of a Claim as provided above within [***] after written notice from Indemnitee stating intent of the Indemnitor to undertake such activities if Indemnitor does not: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 11.

11.2       Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term and for a period of [***] thereafter or for otherwise longer as may be required by Applicable Law; but in any event, and without limiting the foregoing, no later than Initiation of the first Clinical Trial for a Licensed Product, TGTX shall procure and maintain product liability insurance in an amount not less than [***] per occurrence and in the annual aggregate. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. The Parties agree that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11 or other obligations under this Agreement.

ARTICLE 12

CONFIDENTIALITY

12.1        Confidential Proprietary Information.

12.1.1    Confidential Proprietary Information. In connection with this Agreement, each Party may disclose technical, business or other confidential information in connection with this Agreement, whether prior to, on, or after the Effective Date, including (a) any unpublished Patents, and (b) any information regarding the scientific, regulatory or business affairs or other activities of either Party; in each case ((a) and (b)) that is marked or identified at the time of disclosure as confidential or proprietary or is of such a nature that would be understood by a reasonable person to be confidential or proprietary (such confidential information, “Confidential Proprietary Information”). Without limiting the foregoing, the terms of this Agreement and all Joint IP are the Confidential Proprietary Information of both Parties and shall be treated confidentially by each of the Parties, subject to the exceptions set forth in this Section 12.1. [***]. Information exchanged by the Parties pursuant to the Confidentiality Agreement shall be treated as Confidential Proprietary Information under this Agreement and governed by the terms of this Agreement.

12.1.2    Restrictions. A Party (the “Receiving Party”) that receives Confidential Proprietary Information from the other Party (the “Disclosing Party”) shall keep all the Disclosing Party’s Confidential Proprietary Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care), and will not disclose such Confidential Proprietary Information to any Person except as permitted under Section 12.1.4. A Receiving Party shall not use the Disclosing Party’s Confidential Proprietary Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.

12.1.3    Exceptions. The obligations of confidentiality and restriction on use of Confidential Proprietary Information under Section 12.1.2 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party or its Affiliates or Representatives; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of or reference to Confidential Proprietary Information belonging to the Disclosing Party. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions. Further, any combination of Confidential Proprietary Information shall not be deemed to be generally known, available to the public or known by the Receiving Party merely because individual elements of such Confidential Proprietary Information are subject to such exclusions unless the combination and its principles are subject to such exclusions.

12.1.4    Permitted Disclosures. The Receiving Party may disclose Confidential Proprietary Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

   (a)    made by or on behalf of the Receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of Prosecution and Maintenance of Patents as permitted by this Agreement; provided, that neither Party shall file a patent application that discloses TGTX Technology (for disclosures by Precision) or Precision Technology (for disclosures by TGTX) without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed);

  (b)    made by or on behalf of the Receiving Party to Regulatory Authorities as necessary or reasonably useful in connection with any Regulatory Filings for a product that such Party has a license or right to develop in a given country or jurisdiction;

  (c)    made by or on behalf of the Receiving Party as may be necessary or reasonably useful for prosecuting or defending litigation as permitted by this Agreement;

  (d)    made by or on behalf of the Receiving Party for the purpose of complying with a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law;

  (e)    made by or on behalf of the Receiving Party where such disclosure is required by a Regulatory Authority (including in filings with the Securities and Exchange Commission or other agency) of certain material developments or material information generated under this Agreement; provided that, to the extent permitted, the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure; and provided, further, that the receiving Party shall afford to the other Party an opportunity to review and comment, which period shall be no less than [***] (provided that if the applicable disclosure is required to be made within fewer than [***], then the receiving Party shall afford to the other Party a reasonable opportunity to review and comment consistent with such disclosure requirement), and the Receiving Party shall accept any reasonable comments so provided;

  (f)    made by or on behalf of Precision to Duke solely as and to the extent necessary to fulfill Precision’s reporting obligations under the Duke Agreement as of the Effective Date so long as such information is disclosed subject to the confidentiality provisions of the Duke Agreement as of the Effective Date;

  (g)    made by or on behalf of the Receiving Party in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement (including any Exhibits, Appendices, ancillary agreements, and amendments hereto);

  (h)    made by the Receiving Party to its and its Affiliates’ Representatives, subcontractors, and to Sublicensees (in the case of TGTX) or licensees (in the case of Precision), in each case on a need-to-know basis (as reasonably determined by the Receiving Party) in connection with the Exploitation of the Licensed Product in the Territory, in each case under written obligations of confidentiality and non-use substantially consistent with those herein; and

  (i)    made by the Receiving Party to potential and actual investors, acquirers, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case so long as such recipients are bound by confidentiality and non-use obligations at least as stringent as those herein; provided, however, that with respect to disclosure to actual or bona fide potential investors, such disclosure is under an obligation of confidentiality that is consistent with market terms, including a shorter period of time during which such information must be held confidential.

[***].

12.1.5       Disclosure of Agreement. Notwithstanding the foregoing in this Article 12, either Party or its Affiliates may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall (i) file a redacted form of this Agreement, if permitted, (ii) before filing, provide the redacted form of the agreement, if any, to the other Party for review and comment, and (iii) consider any comments by the other Party to the redacted form of the Agreement in good faith before filing; (b) upon request from a Governmental Authority (such as a tax authority), provided that the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; (c) to applicable licensors, to the extent necessary to comply with the terms of any Third Party license agreement, the rights under which are sublicensed to the other Party under this Agreement; and (d) to the extent necessary to perform obligations or exercise rights under this Agreement, to any sublicensee, collaborator or potential sublicensee or potential collaborator of such Party, provided that any sublicensee, collaborator or potential sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.

12.1.6      Survival. Each Party’s obligations under this Section 12.1 shall apply during the Term and continue for [***].

12.2     Publicity. Neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed; provided however, that (a) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules or regulations of any applicable Governmental Authority, national securities exchange or quotation system, subject to the restrictions set forth in Sections 12.1.4 and 12.1.5; and (b) Precision will not be prevented from disclosing publicly the achievement of any Milestone Event and the receipt (and the amount) of any corresponding payment, provided that (i) TGTX shall have at least [***] to review and provide edits and comments to any public disclosure proposed by Precision under this Section 12.2(b) and (ii) Precision shall reasonably incorporate any edits and address any comments provided by TGTX in such proposed public disclosure. If either Party desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the issuing Party will provide the other Party with a copy of the proposed press release or public statement. The issuing Party shall specify with each such proposed press release or public statement, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such proposed press release or public statement. If the reviewing Party provides any comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 12.2, provided that such information continues as of such time to be accurate.

12.3     Publication. At least [***] before TGTX or its Affiliate makes any public disclosure (whether by oral presentation, poster, manuscript or abstract) or submits for publication of a proposed publication (such applicable period, the “Review Period”) relating to any Clinical Trial data, non-clinical or preclinical data, or any associated results or conclusions specific to the Licensed Product or the Licensed ARCUS Nuclease that have not been previously publicly disclosed (collectively, a “Publication”), TGTX shall deliver a complete copy of the applicable proposed Publication to Precision. TGTX will provide Precision with a copy of such proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication. TGTX agrees that it will not submit or present any Publication until (a) Precision has provided written comments during such Review Period on the material in such Publication, or (b) the applicable Review Period has elapsed without written comments from Precision, in which case TGTX may proceed and the Publication will be considered approved in its entirety. If TGTX receives written comments from Precision on any Publication during the applicable Review Period, then it will consider Precision’s comments in good faith and incorporate such comments where appropriate. Notwithstanding any provision to the contrary set forth in this Agreement, TGTX will (y) delete any Confidential Proprietary Information of Precision that Precision identifies for deletion, and (z) delay such Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable Precision to draft and file one or more patent applications with respect to any subject matter to be made public in such Publication. TGTX will provide Precision a copy of the Publication at the time of the submission or presentation thereof. TGTX agrees to acknowledge the contributions of Precision and the employees of Precision, in each case, in all Publications as scientifically appropriate. TGTX will require its Affiliates and Sublicensees to comply with the obligations of this Section 12.3 as if they were TGTX, and TGTX will be liable for any non-compliance of such Persons. For the avoidance of doubt, neither Party will be prevented by this Section 12.3 from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules or regulations of any applicable Governmental Authority, national securities exchange or quotation system, subject to the restrictions set forth in Sections 12.1.4 and 12.1.5.

ARTICLE 13

TERM & TERMINATION

13.1      Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 13 or by mutual written agreement of the Parties, shall continue until the expiration of the last Royalty Term (the “Term”). Upon expiration (but not termination of this Agreement) of the Royalty Term with respect to the Licensed Product in any country within the Territory, the licenses under Section 7.1.1 and Section 7.1.2 with respect to such Licensed Product in such country will become perpetual, fully paid-up and royalty-free.

13.2        Termination.

13.2.1    Termination for Material Breach of Agreement.

(a)    Either Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [***] from the date of such notice [***].

(b)    If an allegedly-breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided pursuant to Section 13.2.1(a), and such Party provides notice to the non-breaching Party of such Dispute within the applicable cure period, such Party may refer the Dispute for resolution in accordance with Section 14.3 and 14.4. It is understood and acknowledged that during the pendency of such a Dispute, all of the terms and conditions of this Agreement shall remain in effect, the Parties shall continue to perform all of their respective obligations hereunder in good faith with continued diligence, and the non-breaching Party shall not have the right to terminate this Agreement pursuant to Section 13.2.1(a) on the basis of such disputed breach.

13.2.2    Termination by Precision. Without limiting Section 13.2.1, Precision may terminate this Agreement upon written notice to TGTX if (a) TGTX fails to Initiate a Phase I Clinical Trial of the Licensed Product in the Licensed Field by the Initiation Deadline, or (b) [***] TGTX and its Affiliates and Sublicensees have suspended or do not have an active and ongoing Development program with respect to the Licensed Product for [***].

13.2.3    Termination for Insolvency. In the event that either Party (a) makes an assignment for the benefit of creditors, (b) appoints or suffers appointment of a receiver or trustee over any or substantially all of its property, where the receiver or trustee appointment is not discharged within [***] after such filing, (c) proposes a written agreement of composition with its creditors, (d) resolves to enter into, or enters into, a scheme of arrangement or a deed of company arrangement, (e) proposes or is a party to any dissolution or liquidation, (f) appoints or suffers the appointment of an administrator, (g) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] of the filing thereof, or (h) admits in writing its inability generally to meet its obligations as they fall due in the general course or is otherwise insolvent within the meaning given in Applicable Laws, then such Party will promptly notify the other Party of the occurrence of such Insolvency Event, and Precision (if TGTX becomes subject to a relevant Insolvency Event) or TGTX (if Precision becomes subject to a relevant Insolvency Event) may terminate this Agreement in its entirety effective immediately upon written notice to the other Party.

13.2.4    Termination for Patent Challenges. To the extent permitted under Applicable Law, Precision shall have the right to terminate this Agreement upon written notice to TGTX if TGTX or any of its Affiliates or Sublicensees, directly, or indirectly through any Third Party challenges the validity of any Patents Controlled by Precision, including commencing any pre-grant or post-grant action, interference or opposition proceeding with respect to, challenging the patentability, validity or enforceability of, or opposing any extension of or the grant of a Patent Term Adjustment or Extension or supplementary protection certificate with respect to, the Licensed Product in the Territory. Notwithstanding the forgoing, (a) Precision will not have any right to terminate this Agreement pursuant to this Section 13.2.4 on the basis of that act if, within [***] after TGTX’s receipt of written notice from Precision, (i) the challenging party permanently withdraws its challenge with respect to any challenge made by a Sublicensee or (ii) TGTX terminates the applicable sublicense agreement; and (b) this Section 13.2.4 shall not apply to any challenge that (i) is required under a court order or subpoena or (ii) is asserted as a defense against a claim, action or proceeding asserted directly or indirectly by Precision or its Affiliates against TGTX, its Affiliates, or any Sublicensee with respect to Exploitation of the Licensed Product in the Licensed Field.

13.3     Effects of Termination. Upon any termination of this Agreement, the following provisions will apply, and all Licensed Products will be deemed “Terminated Products.”

13.3.1    Termination of Licenses from Precision. All licenses for Terminated Products granted by Precision under Article 7 terminate automatically as of the termination effective date and all such rights shall revert to Precision; provided that, if TGTX (or its Affiliates or Sublicensees) has inventory of usable Terminated Product(s) as of the effective date of termination, then TGTX (and its Affiliates and Sublicensees) may continue to sell off such inventory of Terminated Products in the Licensed Field in the Territory (and fulfill customer orders therefor) until the earlier to occur of [***] after the effective date of termination and the date on which TGTX (or its Affiliates or Sublicensees) no longer has such inventory of Terminated Product(s) and shall pay Precision any applicable Royalties due (and Commercial Milestone Payments for Commercial Milestone Events achieved, as applicable) based on such sales. Any permitted sublicense granted by TGTX or its Affiliate to a Sublicensee under the licenses granted to TGTX under this Agreement shall survive the termination of this Agreement upon written request by the applicable Sublicensee and TGTX shall assign such sublicense to Precision such that such sublicense becomes a direct license between Precision and the Sublicensee on the same terms and conditions as those set forth in this Agreement to the extent applicable to the rights granted by TGTX to such Sublicensee, provided that, such sublicense was granted in accordance with the terms of Section 7.3 and in the case where termination of this Agreement was for TGTX’s uncured material breach pursuant to Section 13.2.1, such Sublicensee did not cause such uncured material breach and such Sublicensee is, at the time of such termination, otherwise in compliance with the sublicense granted by TGTX to such Sublicensee and the applicable terms and conditions of this Agreement.

13.3.2    Destruction of Confidential Proprietary Information. Subject to the potential transfer of any data and information covered below in Section 13.4, each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Proprietary Information of the Receiving Party in its possession as of the effective date of expiration or termination (with the exception of one (1) copy of such Confidential Proprietary Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the non‑use and non‑disclosure provisions of this Agreement), and any Confidential Proprietary Information of the Disclosing Party contained in its laboratory notebooks or databases, provided that each Receiving Party may retain and continue to use such Confidential Proprietary Information of the Disclosing Party only to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its Representatives who received the Disclosing Party’s Confidential Proprietary Information under this Agreement, and neither Party shall be required to destroy any Joint IP.

13.4       Terminated Product Reversion.

13.4.1    In the event of any termination of this Agreement, upon Precision’s request, TGTX shall perform the following obligations, and Precision shall reimburse TGTX for the actual, reasonable costs associated with the performance of such obligations:

(a)    to the extent permitted by Applicable Laws or the terms of any applicable Third Party agreements (including Third Party agreements under which TGTX or any of its Affiliates are granted a license related to the Exploitation of any Terminated Product), (i) assign to Precision (A) TGTX’s and its Affiliates’ entire right, title and interest in and to all materials, preclinical and clinical data, safety data and all other supporting data, in each case, relating to such Terminated Product that is in TGTX’s or its Affiliates’ Control, and (B) TGTX’s and its Affiliates’ entire right, title and interest in and to all such Third Party agreements that are freely assignable and relate to the Exploitation of any applicable Terminated Product and for which such Third Party agrees to release TGTX for obligations and liabilities arising from and after such assignment, provided, that TGTX will retain the right to use any of the assigned materials or data as necessary for legal or compliance purposes, (ii) with respect to any Third Party agreements that are not assigned under (i) and under which TGTX or any of its Affiliates are granted a license related to Exploitation of any Terminated Product and pursuant to which TGTX or its Affiliates have a right or ability to grant sublicenses to Precision, grant a sublicense to Precision of all license rights granted to TGTX thereunder, on and subject to the same terms and conditions (including financial terms) set forth in the applicable Third Party agreement solely to Exploit such Terminated Product in all fields in the Territory, and (iii) deliver to Precision a copy of all relevant Know-How, in each case that relates to, and to the extent necessary or reasonably useful for, Precision to continue the Exploitation of such Terminated Product;

(b)    to the extent permitted by Applicable Laws and the terms of any applicable Third Party agreements, transfer to Precision ongoing Clinical Trials or other studies being conducted by or under authority of TGTX related to such Terminated Product as of the date of the applicable termination notice and furnish Precision with reasonable cooperation to transition to Precision the management and continued performance of such Clinical Trials or other studies or, if requested by Precision, terminate such Clinical Trials or other studies, in each case in a manner in compliance with Applicable Laws and ethical guidelines;

(c)    to the extent permitted by Applicable Laws and the terms of any applicable Third Party agreements, transfer to Precision any and all Regulatory Filings and related regulatory data (including pharmacovigilance databases, adverse drug experience reports and associated documents) and nonclinical, clinical and other data contained or referenced in or supporting any Regulatory Filings and related Know-How, manufacturing records, Regulatory Approvals, Marketing Authorizations and all other correspondence (including minutes and official contact reports relating to any communications with any Regulatory Authority), filings and submissions with and to Regulatory Authorities with respect to such Terminated Product; and, to this end, TGTX shall file for transfer with the relevant Regulatory Authorities and to give all other notifications and approvals necessary under Applicable Laws for the transfer of such Regulatory Filings and related regulatory data and Know-How, Regulatory Approvals, Marketing Authorizations and such other filings and submissions;

(d)    after fulfillment of TGTX’s existing commitments to its customers (including its Distributors) (which fulfillment period shall not in any event exceed [***] following termination of this Agreement as set forth in Section 13.3.1), sell to Precision TGTX’s then-existing inventory of such Terminated Product, at TGTX’s cost of goods sold for such Terminated Product as calculated in accordance with U.S. GAAP without mark-up; provided that Precision shall not be obligated to purchase such inventory;

(e)    if an application seeking Marketing Authorization for a given Terminated Product has been filed as of the effective date of termination of this Agreement, assign to Precision all right, title and interest in and to the Licensed Product Trademarks that have been used in commerce solely with such Terminated Product, together with all goodwill relevant thereto, throughout the Territory; provided, however, that such obligation to assign will not extend to (i) any corporate name or logo of TGTX or any of its Affiliates, or (ii) any trademarks used by TGTX or any of its Affiliates on products that are not a Terminated Product;

(f)    TGTX shall not withdraw or cancel any such Terminated Product’s Regulatory Approval or Marketing Authorization or application for either, unless expressly instructed so by Precision in writing or required by Applicable Laws or any Regulatory Authority; provided that Precision shall be responsible for all costs and expenses for the maintenance of all Regulatory Approvals and Marketing Authorizations following receipt of notice of termination;

(g)    TGTX shall thereafter refrain from making any statement, public or otherwise, regarding any Terminated Product unless TGTX is required to make such statement pursuant to Applicable Law or requirements of any Regulatory Authority and such statement is limited to the fact that TGTX is no longer Developing or Commercializing such Terminated Product or Precision shall have approved any such statement in writing; and

(h)    following written request by Precision, TGTX shall take such other actions and execute such other instruments, assignments and documents that are reasonably necessary to effect the transfers and grants of rights under this Section 13.4.1 to Precision.

Following the foregoing assignments and transfer, all information and Know-How so assigned or transferred that was previously Confidential Proprietary Information of TGTX shall thereafter be deemed the Confidential Proprietary Information of Precision under Article 12.

13.4.2    Other Rights and Obligations. Upon any termination of this Agreement, all other rights granted under this Agreement and all obligations of the Parties will automatically terminate except as expressly set forth in Section 13.3, this Section 13.4 or Section 13.5.

13.5     Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive (including, with respect to any covenants or other obligations, until such covenants have been fully performed and discharged) expiration or termination of this Agreement: Articles 1 (to the extent such definitions are used in surviving provisions) and 14 and Sections 3.2.2, 4.1.1 (only upon expiration, and not termination, of this Agreement), 4.3 (first sentence only, and only upon expiration, and not termination, of this Agreement), 4.4.1 (other than the second and third sentences, and only upon expiration, and not termination, of this Agreement), 4.4.2 (only upon expiration, and not termination, of this Agreement), 4.5 (only upon expiration, and not termination, of this Agreement), 4.6 (only upon expiration, and not termination, of this Agreement), 5.1.4 (only upon expiration, and not termination, of this Agreement), 5.3, 7.2, 7.4 (first sentence only), 8.1, 8.2.1(a), 8.2.1(b), 8.2.1(c) (in the event that Milestone Event 1 has been achieved prior to the effective date of such termination or expiration), 8.2.1(d) (in the event that Milestone Event 2 has been achieved prior to the effective date of such termination or expiration), 8.2.2, 8.2.3, 8.2.4, 8.2.5, 8.2.6, 8.2.7, 8.2.8, 8.3 (with respect to Milestone Events achieved prior to the effective date of such termination or expiration), 8.4 (with respect to Milestone Events achieved prior to the effective date of such termination or expiration), 8.6 (with respect to sales of Licensed Products made before the effective date of such termination or expiration or pursuant to Section 13.3.1), 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14 (with respect to any TGTX Parent Consideration Shares issued or issuable as consideration for any Milestone Events achieved prior to the effective date of such termination or expiration), 9.1.1, 9.1.2, 9.1.3, 9.2.1, 9.2.2, 9.3.2 (with respect to any and all Infringements of Joint IP), 9.3.5 (with respect to actions brought before the effective date of such termination or expiration, or brought with respect to Joint IP after the effective date of such termination or expiration), 9.3.6 (with respect to actions brought with respect to Joint IP), 9.4 (with respect to Joint IP), 9.6, 9.8 (final sentence only), 10.7, 11.1 (with respect to claims for which the cause of action arose prior to the effective date of termination or expiration), 12.1 (to the extent and as described in Section 12.1.6), 13.1 (only upon expiration, and not termination, of this Agreement), 13.3, 13.4, 13.5, 13.6, 15.1, 15.2, 15.4, 15.5, 15.6, 15.8, 15.10, 15.14, 15.15, 15.16, and 15.18.

13.6      Exercise of Rights to Terminate; Damages; Relief. The valid use by either Party of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon termination.

13.7       Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property to which such other Party is otherwise entitled to have access under this Agreement and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. [***]. The foregoing provisions of this Section 13.7 are without prejudice to any rights a Party may have arising under the Code.

ARTICLE 14

GOVERNING LAW; DISPUTE RESOLUTION

14.1      Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of New York, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. Notwithstanding the foregoing, any issue relating to the interpretation, construction, validity, enforceability or infringement of Patents shall be determined according to the patent laws of the country (or countries) in which the relevant Patent (or Patents) issued. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

14.2      Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation prior to resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 14 to resolve any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”). For the avoidance of doubt, Disputes within the purview of the JSC shall be resolved pursuant to Section 2.6, including through the exercise by a Party of its final decision-making authority in accordance therewith and including the escalation procedures set forth therein; provided that Disputes regarding whether a decision is subject to Precision’s JSC representatives having final decision-making authority or to TGTX’s JSC representatives having final decision-making authority pursuant to Section 2.6 shall be resolved pursuant to the procedures set forth in this Article 14.

14.3       Executive Officers. If a Dispute arises between the Parties, either Party may refer the Dispute to Executive Officers of each Party for resolution within [***] of a written request by either Party to the other Party. Each Party, within [***] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred. If, after an additional [***] after the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, the Parties may seek to resolve the Dispute in accordance with Section 14.4.

14.4      Submission to Jurisdiction. Each Party hereby (a) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, any state court sitting in the City of New York, New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 15.4. Nothing in this Section 14.4, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

14.5     Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

14.6      Equitable Relief. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction.

ARTICLE 15

MISCELLANEOUS

15.1      Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2   Limitation of Liability. NEITHER PARTY MAY RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 15.2 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11, EITHER PARTY’S LIABILITY FOR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12 OR LIABILITY OF A PARTY FOR ITS INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHTS OR FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD. IN ADDITION, IN NO EVENT SHALL PRECISION’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO SUPPLY OF LICENSED PRODUCT UNDER SECTION 6.2.1 OF THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED [***].

15.3     Independent Contractors. The relationship between TGTX and Precision created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.

15.4      Notice. Any notice required or permitted to be given by this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile or electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 15.4, in each case, addressed as set forth below unless changed by notice so given:

If to Precision:	Precision BioSciences, Inc.
302 East Pettigrew Street, Suite A-100
Durham, NC 27701, U.S.A.
Attn: Cindy Atwell, Chief Business Officer
E-mail: [***]

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, LLP
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601, U.S.A.
Attention: John Therien

If to TGTX:	TG Cell Therapy, Inc.
3020 Carrington Mill Blvd, Suite 475
Morrisville, North Carolina 27560
Attention: Michael S. Weiss, Executive Chairman and Chief Executive Officer

with a copy (which shall not constitute notice) to:

DLA Piper LLP
650 South Exeter Street, Suite 1100
Baltimore, MD 21202
Attention: Howard S. Schwartz, Esq.
Email: [***]

If to TGTX Parent:	TG Therapeutics, Inc.
3020 Carrington Mill Blvd, Suite 475
Morrisville, North Carolina 27560
Attention: Michael S. Weiss, Executive Chairman and Chief Executive Officer

with a copy (which shall not constitute notice) to:

DLA Piper LLP
650 South Exeter Street, Suite 1100
Baltimore, MD 21202
Attention: Howard S. Schwartz, Esq.
Email: [***]

15.5       Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, (a) such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement, (b) this Agreement shall be construed and enforced as if such invalid, unenforceable or illegal provision had never comprised a part hereof, (c) all remaining portions will remain in full force and effect and shall not be affected by the invalid, unenforceable or illegal provision or by its severance herefrom, and (d) in lieu of such invalid, unenforceable or illegal provision, the Parties shall use reasonable efforts to seek and agree on an alternative valid and enforceable provision that preserves the original purpose and intent of this Agreement.

15.6       Non-Use of Names. Except as permitted pursuant to Section 12.2, Precision shall not use the name, trademark, logo, or physical likeness of TGTX or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without TGTX’s prior written consent; provided that Precision shall have the right to use the name and logo of TGTX on its website solely for the purpose of referring to TGTX as a partner of Precision. Precision shall require its Affiliates to comply with the foregoing. Except as permitted pursuant to Section 12.2, TGTX shall not use the name, trademark, logo, or physical likeness of Precision or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Precision’s prior written consent; provided that TGTX shall have the right to use the name and logo of Precision on its website and in presentation materials solely for the purpose of referring to Precision as licensor of technology used by TGTX. TGTX shall require its Affiliates and Sublicensees to comply with the obligations set forth in this Section 15.6.

15.7        Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer, without the other Party’s consent to: (a) its Affiliate provided that (i) such Affiliate has sufficient resources to perform under this Agreement and (ii) such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) to an Acquirer in connection with a Change of Control of such Party. For the avoidance of doubt, (y) nothing in this Agreement shall be construed as consent by Precision to assignment of this Agreement by TGTX in the context of a bankruptcy proceeding, and (z) nothing in this Agreement shall be construed as consent by TGTX to assignment of this Agreement, prior to [***], by Precision in the context of a bankruptcy proceeding. Any permitted assignee shall, in writing reasonably satisfactory to the non-assigning party and as a condition to the effectiveness of such assignment, expressly assume performance of such assigning Party’s rights and obligations hereunder and unconditionally agree to the terms hereof. Any permitted assignment or transfer is binding on the successors of the assigning or transferring Party and shall inure to their benefit. Any assignment or transfer or attempted or purported assignment or transfer by either Party in violation of the terms of this Section 15.7 is null, void and of no legal effect.

15.8      Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

15.9      Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, epidemics, pandemics, the spread of infectious diseases, quarantines, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

15.10    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules or Exhibits mean the particular Articles, Sections, Schedules or Exhibits to this Agreement and references to this Agreement include all Exhibits and Schedules hereto. In the event of any conflict between the main body of this Agreement and any Exhibit or Schedule hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or Calendar Year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; (k) neither Party shall be deemed to be acting on behalf of the other Party; and (l) the words “gene editing” and “genome editing” have interchangeable meanings for purposes of this Agreement and do not include gene therapy activities (other than gene editing).

15.11    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

15.12    Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

15.13    Further Assurances. TGTX and Precision hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.14    No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

15.15     Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.16    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.17    Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right, subject to compliance with the applicable terms of this Agreement, to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, the Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

15.18     TGTX Parent Guarantee.

15.18.1    TGTX Parent hereby absolutely, unconditionally and irrevocably guarantees, jointly and severally, as a primary obligor and not merely as a surety, the due and timely payment and performance of all obligations (including payment obligations and other covenants) of TGTX and each of its Affiliates under this Agreement (the “Parent Obligations”). TGTX Parent agrees that (a) the Parent Obligations and this Agreement may be extended, modified or renewed, in whole or in part, without notice or further assent from TGTX Parent, and that TGTX Parent will remain bound upon its guarantee notwithstanding any extension, modification or renewal of any Parent Obligation or of this Agreement, any assumption of any such guaranteed Parent Obligation by any other party or any other act or event that might otherwise operate as a legal or equitable discharge of TGTX Parent under this Section 15.18, (b) TGTX Parent shall be bound by all of the terms and conditions of Article 12, Sections 14.1 and 14.4 – 14.6, and this Article 15 (and all of the definitions and capitalized terms contained therein) as if such Sections and Articles applied to TGTX Parent, and (c) so long as the Parent Obligations remain outstanding, TGTX Parent will operate in the ordinary course of business and not dispose of (by dividend, distribution, sale, transfer, or otherwise) all or substantially all of its assets other than to Affiliates that shall also agree in writing to become a guarantor of the Parent Obligations under the terms and conditions of this Section 15.18. TGTX Parent further agrees that its guarantee constitutes an absolute, unconditional and irrevocable guarantee of payment and performance when due (and not just of collection) and waives (y) any right to require that any resort be had by Precision to any other guarantee for any security held for payment or performance of the Parent Obligations and (z) any other circumstance which might otherwise constitute a defense to this guarantee. This guarantee is in no way conditioned upon any requirement that Precision first attempt to collect or enforce any guaranteed obligation from or against TGTX. NOTWITHSTANDING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, ORAL, WRITTEN, EXPRESS, IMPLIED, OR OTHERWISE, IN CONNECTION WITH THIS GUARANTEE, AND EACH PARTY HEREBY DISCLAIMS, AND TGTX PARENT ACKNOWLEDGES AND AGREES TO THE DISCLAIMER BY THE PARTIES OF, ALL REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THIS GUARANTEE.

15.18.2    TGTX Parent represents and warrants that, as of the Effective Date:

  (a)    it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof;

  (b)    it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

  (c)    this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (i) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (ii) require any consent or approval of its stockholders or similar.

[signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Precision BioSciences, Inc.

By:
Name: Michael Amoroso
Title: Chief Executive Officer

[Signature Page to License Agreement]

TG Cell Therapy, Inc.

By:
Name:
Title:

In Witness Whereof, TGTX Parent has caused this Agreement to be executed, with respect to Sections 8.14 and 15.18, as of the Effective Date by its duly authorized representative.

TG Therapeutics, Inc.

By:
Name:
Title:

[Signature Page to License Agreement]

Exhibit 1.85

Licensed ARCUS Nuclease

[Omitted]

[***]

Exhibit 10.2.2

Existing Patents

[Omitted]

[***]

Schedule 1.45

Patents within Duke IP as of the Effective Date

[Omitted]

[***]